Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CIMAREX ENERGY CO.,

CR SUB 1 INC.,

CR SUB 2 LLC

and

RESOLUTE ENERGY CORPORATION

Dated as of November 18, 2018

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4.17	Oil and Gas Matters	29
4.18	Environmental Matters	31
4.19	Material Contracts	32
4.20	Derivative Transactions	35
4.21	Insurance	36
4.22	Opinion of Financial Advisor	36
4.23	Brokers	36
4.24	Regulatory Matters	36
4.25	Takeover Laws	37
4.26	Rights Agreement	37
4.27	No Additional Representations	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2		38

5.1	Organization, Standing and Power	38
5.2	Capital Structure	39
5.3	Authority; No Violations, Consents and Approvals	40
5.4	Consents	41
5.5	SEC Documents	41
5.6	Absence of Certain Changes or Events	42
5.7	No Undisclosed Liabilities	43
5.8	Information Supplied	43
5.9	Parent Permits; Compliance with Applicable Laws	43
5.10	Compensation; Benefits	44
5.11	Taxes	45
5.12	Labor Matters	47
5.13	Litigation	47
5.14	Intellectual Property	47
5.15	Real Property	48
5.16	Rights-of-Way	48
5.17	Oil and Gas Matters	48
5.18	Environmental Matters	50
5.19	Opinion of Financial Advisor	51
5.20	Brokers	52
5.21	Regulatory Matters	52
5.22	Ownership of Company Common Stock	52
5.23	Business Conduct	52
5.24	No Additional Representations	52
5.25	Sufficiency of Funds	53

ARTICLE VI COVENANTS AND AGREEMENTS		53

6.1	Conduct of Company Business Pending the Merger	53
6.2	Conduct of Parent Business Pending the Merger	57
6.3	No Solicitation by the Company	59
6.4	Preparation of Proxy Statement and Registration Statement	62
6.5	Company Stockholders Meeting	64

6.6	Access to Information	65
6.7	Regulatory Approvals; Efforts	66
6.8	Employee Matters	68
6.9	Indemnification; Directors’ and Officers’ Insurance	69
6.10	Transaction Litigation	71
6.11	Public Announcements	72
6.12	Advice of Certain Matters; No Control of Business	72
6.13	Section 16 Matters	72
6.14	Stock Exchange Listing and Delisting Application	72
6.15	Tax Matters	73
6.16	Takeover Laws	73
6.17	Resignations	73
6.18	Obligations of the Merger Subs	73
6.19	Financing	73
6.20	Company Benefit Plans	77
6.21	Company Preferred Stock	78

ARTICLE VII CONDITIONS PRECEDENT		78

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	78
7.2	Additional Conditions to Obligations of Parent and the Merger Subs	78
7.3	Additional Conditions to Obligations of the Company	79
7.4	Frustration of Closing Conditions	80

ARTICLE VIII TERMINATION		81

8.1	Termination	81
8.2	Notice of Termination; Effect of Termination	82
8.3	Expenses and Termination Fees	82

ARTICLE IX GENERAL PROVISIONS		84

9.1	Schedule Definitions	84
9.2	Survival	84
9.3	Notices	84
9.4	Rules of Construction	85
9.5	Counterparts	87
9.6	Entire Agreement; Third Party Beneficiaries	87
9.7	Governing Law; Venue; Waiver of Jury Trial	88
9.8	Severability	89
9.9	Assignment	89
9.10	Specific Performance	89
9.11	Amendment	90
9.12	Extension; Waiver	90

Annex A — Certain Definitions

Annex B — Form of Voting Agreement (Executives)

Annex C — Form of Voting Agreement (Investors)

Annex D — Form of Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2018 (this “Agreement”), by and among Cimarex Energy Co., a Delaware corporation (“Parent”), CR Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), CR Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Resolute Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent and the Merger Subs desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect the Merger (as defined herein);

WHEREAS, the Company Board, at a meeting duly called and held, by unanimous vote, (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) adopted and approved this Agreement and the Transactions, including the First Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval, and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Transactions, including the First Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, by unanimous vote, approved and declared advisable this Agreement and the Transactions, including the Merger and the issuance of shares of common stock of Parent, par value $0.01 per share (the “Parent Common Stock”) pursuant to the Merger;

WHEREAS, the Board of Directors of Merger Sub 1 (the “Merger Sub 1 Board”) has, by unanimous vote, (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, Merger Sub 1 and its sole stockholder and (ii) adopted and approved this Agreement and the Transactions, including the First Merger;

WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Merger Sub 1, shall execute and deliver a consent to approve this Agreement and the Transactions pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole member of Merger Sub 2, shall execute and deliver a consent to approve this Agreement and the Transactions;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as part of the consideration for Parent’s, Merger Sub 1’s and Merger Sub 2’s willingness to enter into this

Agreement, and with the prior approval of the Company Board, Parent has entered into voting agreements with certain of the Company’s stockholders, each in in the forms attached hereto as Annex B and Annex C (each, together with the schedules and exhibits attached thereto, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1                               Certain Definitions.  As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1                               The First Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub 1 will be merged with and into the Company in accordance with the provisions of the DGCL (the “First Merger”).  As a result of the First Merger, the separate existence of Merger Sub 1 shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).  At the Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, immunities, and franchises of each of the Company and Merger Sub 1, of a public as well as a private nature, and all debts and obligations due the Company and Merger Sub 1, shall be taken and deemed to be transferred and vested in the Surviving Corporation, and the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of the Company and Merger Sub 1.

2.2                               The Second Merger.  Upon the terms and subject to the conditions of this Agreement, at the Second Merger Effective Time, the Surviving Corporation will be merged with and into Merger Sub 2 in accordance with the provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLC Act”) (the “Second Merger” and, together with the First Merger, the “Merger”).  As a result of the Second Merger, the separate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Merger Sub 2 is sometimes referred to herein as the “Surviving Company”). Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all rights, immunities, and franchises of each of the Surviving Corporation and Merger Sub 2, of a public as well as a private nature, and all debts and obligations due the Surviving Corporation and Merger Sub 2, shall be taken and deemed to be transferred and vested in the Surviving Company,

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and the Surviving Company shall be responsible and liable for all of the liabilities and obligations of the Surviving Corporation and Merger Sub 2.

2.3                               Closing.

(a)                                 The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., Mountain time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the continuing satisfaction or waiver of all conditions as of the Closing) at the offices of Arnold & Porter Kaye Scholer LLP in Denver, Colorado, or at such other time and place as Parent and the Company may agree in writing.  For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)                                 As early as practicable on the Closing Date, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of First Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware.  The First Merger shall become effective upon the filing of the Certificate of First Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of First Merger (the “Effective Time”).

(c)                                  Immediately following the Effective Time, the Surviving Corporation and Parent shall cause a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL and the LLC Act (the “Certificate of Second Merger”) to be filed with the Office of the Secretary of State of the State of Delaware. The Second Merger shall become effective upon the filing of the Certificate of Second Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by the Surviving Corporation and Parent and specified in the Certificate of Second Merger (the “Second Merger Effective Time”).  At the Second Merger Effective Time (i) each share of the Surviving Corporation common stock outstanding immediately prior to the Second Merger Effective Time shall be cancelled, and no consideration shall be paid with respect thereto, (ii) each share of Surviving Corporation Preferred Stock outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive one share of Parent Series B Preferred Stock, and (iii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Merger Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests of the Surviving Company.  Without any action on the part of the holders of the Surviving Corporation Preferred Stock, all outstanding certificates which immediately prior to the Second Merger Effective Time represented such shares of Surviving Corporation Preferred Stock and book-entry shares which immediately prior to the Second Merger Effective Time represented such shares of Surviving Corporation Preferred Stock shall, from and after the Second Merger Effective Time, continue to represent a number of shares of Parent Series B Preferred Stock equal to the number of shares of Company Preferred Stock represented thereby immediately prior to the Second Merger Effective Time.

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2.4                               Organizational Documents of the Surviving Corporation and the Surviving Company.

(a)                                 At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Annex D to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or as provided by applicable Law and (ii) subject to Section 6.9(b), the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub 1 in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or as provided by applicable Law.

(b)                                 At the Second Merger Effective Time, (i) the certificate of formation of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or as provided by applicable Law and (ii) subject to Section 6.9(b), the limited liability company agreement of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or as provided by applicable Law.

2.5                               Directors and Officers of the Surviving Corporation and the Surviving Company.

(a)                                 The directors and officers of Merger Sub 1 immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)                                 Parent shall take all actions necessary so that from and after the Second Merger Effective Time, the officers of the Surviving Corporation immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Company, to hold office until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

2.6                               Tax Consequences.  The parties intend that for U.S. federal income Tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, including any amendment thereto, be and is hereby adopted as a “plan of reorganization” involving the Merger for purposes of Section 354 and Section 361 of the Code.

ARTICLE III
EFFECT OF FIRST MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB 1; EXCHANGE

3.1                               Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or any holder of any securities of Parent, Merger Sub 1 or the Company:

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(a)                                 Capital Stock of Merger Sub 1.  Each share of capital stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Capital Stock of the Company.

(i)                                     Subject to the other provisions of this Article III (including the election procedures in Section 3.3 and the proration provisions in Section 3.4), each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, any Converted Shares and any Appraisal Shares, but including, for the avoidance of doubt, each share of Company Restricted Stock, each Company Outperformance RSU and each Company Option that has been converted into the right to receive the Merger Consideration in accordance with Section 3.2), shall be converted into the right to receive:

(A)                               Mixed Election Shares: if a Mixed Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(A) and remains in effect at the Election Deadline, (1) an amount in cash, without interest, equal to $14.00 (the “Mixed Election Cash Amount”) and (2) 0.2366 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Mixed Election Exchange Ratio”) (subject to adjustment in accordance with Section 3.1(c)) (such consideration, the “Mixed Election Consideration”);

(B)                               Cash Election Shares: if a Cash Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(B) and remains in effect at the Election Deadline, an amount of cash, without interest, equal to $35.00 (subject to adjustment in accordance with Section 3.1(c)) (such consideration, the “Cash Election Consideration”); provided, however, that in the event that the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares would be greater than the Maximum Cash Election Consideration, the proration provisions of Section 3.4(a) shall apply; or

(C)                               Stock Election Shares:  if a Stock Election has been validly made with respect to such share of Company Common Stock pursuant to Section 3.3(b)(i)(C) and remains in effect at the Election Deadline, 0.3943 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”) (subject to adjustment in accordance with Section 3.1(c)) (such consideration, the “Stock Election Consideration”); provided, however, that in the event that the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares would be greater than the Maximum Stock Election Consideration, the proration provisions of Section 3.4(b) shall apply.

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(ii)                                  All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist.  Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares or Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.5(g), and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.5(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

(iii)                               Treatment of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding from and after the Effective Time as one share of Surviving Corporation Preferred Stock having the powers, preferences and rights substantially similar to the Company Preferred Stock. Without any action on the part of the holders of the Company Preferred Stock, all outstanding certificates which immediately prior to the Effective Time represented such shares of Company Preferred Stock and book-entry shares which immediately prior to the Effective Time represented such shares of Company Preferred Stock shall, from and after the Effective Time, continue to represent a number of shares of Surviving Corporation Preferred Stock equal to the number of shares of Company Preferred Stock represented thereby immediately prior to the Effective Time (each such share, a “Rolled Preferred Share”).  For the avoidance of doubt, any holder of a share of Company Preferred Stock may exercise its right to convert its shares of Company Preferred Stock into Company Common Stock pursuant to the applicable provisions of the Certificate of Designations prior to the Effective Time, and such holder may make an Election with respect to such shares of Company Common Stock following such conversion (subject to the election procedures in Section 3.3 and the proration provisions in Section 3.4).

(iv)                              All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub 1 immediately prior to the Effective Time and, in each case, not held on behalf of third parties (the “Cancelled Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any direct or indirect Subsidiary of either the Company or Parent (other than Merger Sub 1) (“Converted Shares”) shall be automatically converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (subject to adjustment in accordance with Section 3.1(c)).

(c)                                  Impact of Stock Splits, Etc.  Without limiting the parties’ respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse

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stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Maximum Cash Election Consideration, the Maximum Stock Election Consideration, the Mixed Election Exchange Ratio, the Exchange Ratio, the Mixed Election Cash Amount and the Cash Election Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c).

(d)                                 Rights Agreement. Immediately prior to the Effective Time, all issued and outstanding preferred share purchase rights of the Company issued pursuant to the Rights Agreement (the “Company Rights”) will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment.

3.2                               Treatment of Company Equity Awards and Company Restricted Cash Awards.

(a)                                 For the avoidance of doubt, the election procedures and calculations in Section 3.3, and the proration provisions in Section 3.4, shall apply to, and take into account, each share of Company Restricted Stock, Company Outperformance RSU and Company Option that is entitled to receive the Merger Consideration as of the Effective Time, provided that in all cases Company SARs and Company Restricted Cash Awards shall be payable solely in cash.

(b)                                 Company Restricted Stock. Immediately prior to the Effective Time, each then outstanding share of Company Restricted Stock, whether subject to time-based and/or performance-based vesting, shall automatically become fully vested and all restrictions thereon shall lapse (with any performance-based vesting deemed satisfied at the maximum level), and, for the avoidance of doubt, each holder thereof shall have the right to receive the Merger Consideration with respect to such Company Common Stock pursuant to Section 3.1 (less required withholdings as provided in Section 3.5(i)) and to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

(c)                                  Company Outperformance RSUs.  Immediately prior to the Effective Time, each then outstanding Company Outperformance RSU shall, to the extent unvested, automatically become fully vested (with the performance-based vesting deemed satisfied at the maximum vesting level) and, in lieu of the issuance of a share of Company Stock in respect of such Company Outperformance RSU, shall be cancelled and converted automatically into the right to receive the Merger Consideration (less required withholdings as provided in Section 3.5(i)). With respect to the form of Merger Consideration, each holder of an outstanding Company Outperformance RSU as of immediately prior to the Effective Time shall have the right to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

(d)                                 Company Options. Immediately prior to the Effective Time, each then outstanding Company Option shall, to the extent unvested, automatically become fully vested and shall be cancelled and converted automatically into the right to receive, in respect of each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, the excess of (i) the Merger Consideration minus (ii) the applicable exercise price per share under such Company Option (less required withholdings as provided in Section 3.5(i)).  With respect to the form of Merger Consideration, each holder of an outstanding

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Company Option as of immediately prior to the Effective Time shall have the right to submit an Election in accordance with the applicable procedures set forth in Section 3.3.

(e)                                  Company SARs. Immediately prior to the Effective Time, each then outstanding Company SAR shall, to the extent unvested, automatically become fully vested and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by (ii) the excess of (A) the Cash Election Consideration minus (B) the per share base price of such Company SAR (less required withholdings as provided in Section 3.5(i)).

(f)                                   Company Restricted Cash Awards. Immediately prior to the Effective Time, each then outstanding Company Restricted Cash Award shall, to the extent unvested, automatically become fully vested.  Each such Company Restricted Cash Award shall be payable at the time set forth in the Company Equity Plan and applicable award agreement.

(g)                                  Company Actions.  Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall adopt resolutions approving the treatment of the Company Equity Awards and Company Restricted Cash Awards pursuant to the terms of this Section 3.2 and, to the extent that the Company Board and/or the Compensation Committee of the Company Board determines advisable in order to comply with Section 409A of the Code, to the extent applicable, the termination and liquidation of the Company Equity Plan and any Company Equity Awards and Company Restricted Cash Awards thereunder.

3.3                               Company Election Procedures.

(a)                                 Parent shall prepare, and the Company shall file as an exhibit to the Proxy Statement, a form of election (the “Election Form”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Election Form and such Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and, as soon as reasonably practicable following the later of the effectiveness of the Registration Statement or the record date for the Company Stockholders Meeting (the “Record Date”), the Company shall mail to each registered holder of shares of Company Common Stock as of the Record Date (including each holder of shares of Company Restricted Stock, Company Outperformance RSUs and Company Options, but excluding any Cancelled Shares and Converted Shares), the Election Form with the Proxy Statement (the “Election Form Mailing Date”). The Election Form shall be used by each registered holder of shares of Company Common Stock (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) to make a Mixed Election, a Cash Election or a Stock Election, as applicable. The Company shall use its reasonable best efforts to make the Election Form available to all persons who become registered holders of Company Common Stock during the period between the Record Date and the Election Deadline.

(b)                                 Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of a share of Company Common Stock (including each holder of shares of Company Restricted Stock, Company

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Outperformance RSUs and Company Options, but excluding any Cancelled Shares and Converted Shares), subject to limitations set forth in this Section 3.3(b), to submit a Mixed Election, a Cash Election or a Stock Election, as applicable (each an “Election”) in accordance with the following procedures:

(i)                                     Each holder of a share of Company Common Stock may specify in a request made in accordance with the provisions of this Section 3.3(b) (A) the number of such holder’s shares of Company Common Stock with respect to which such holder elects to receive the Mixed Election Consideration (such Election with respect to such number of shares of Company Common Stock, the “Mixed Election”), (B) the number of such holder’s shares of Company Common Stock with respect to which such holder elects to receive the Cash Election Consideration (such Election with respect to such number of shares of Company Common Stock, the “Cash Election”), (C) the number of such holder’s shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration (such Election with respect to such number of shares of Company Common Stock, the “Stock Election”), and (D) the particular shares for which such holder desires to make any such election, and the order in which any such election is to apply to any such shares if the election is subject to proration under Section 3.4(b).

(ii)                                  Any holder of a share of Company Common Stock who does not properly make an Election in accordance with the provisions of this Section 3.3 or whose Election is not received by the Exchange Agent prior to the Election Deadline in the manner provided in this Section 3.3, will be deemed to have made the Mixed Election with respect to each share of Company Common Stock for which a valid Election has not been made or received in accordance with this Section 3.3.

(iii)                               Any Election will be deemed properly made only if the Exchange Agent has received at its designated office, (A) by 5:00 p.m. (Eastern time) on the date of the Company Stockholders Meeting or (B) if the Closing Date is more than 10 Business Days after the date of the Company Stockholders Meeting, the date that is seven Business Days preceding the Closing Date (in either case, the “Election Deadline”), an Election Form duly completed and validly executed and accompanied by Certificates representing the shares of Company Common Stock to which such Election Form relates (or customary affidavits and, if required by the procedures set forth in the Election Form, the posting by such person of a bond in such reasonable amount as the Election Form may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate). Parent and the Company shall publicly announce the anticipated Election Deadline at least 10 Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c)                                  After an Election is validly made with respect to any share of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Election is properly revoked in accordance with this Section 3.3(c). Any holder of a share of Company Common Stock may, at any time

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prior to the Election Deadline, change or revoke such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. In addition, all Elections shall automatically be revoked upon the termination of this Agreement pursuant to Article VIII. If an Election is revoked, the holder of the Company Common Stock to which such Election previously applied shall be deemed to have made the Mixed Election with respect to such Company Common Stock unless and until a valid Election in respect of such Company Common Stock is subsequently submitted to the Exchange Agent on or prior to the Election Deadline in accordance with this Section 3.3. Certificates will not be returned to the holder unless the holder so requests.

(d)                                 The determination of the Exchange Agent (or the determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Mixed Election, a Cash Election or a Stock Election has been properly made, changed or revoked pursuant to this Section 3.3 and as to when Mixed Elections, Cash Elections and Stock Elections, changes and revocations were received by the Exchange Agent. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by this Section 3.3 and Section 3.4, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written consent of Parent, make any rules as are consistent with this Section 3.3 and Section 3.4 for the implementation of Mixed Elections, Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

3.4                               Proration for Oversubscription.

(a)                                 Proration for Oversubscription of Cash Election.  In the event that the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares would be greater than the Maximum Cash Election Consideration:

(i)                                     each share of Company Common Stock with respect to which a Mixed Election has been made pursuant to Section 3.3(b)(i)(A) (including any election made with respect to Company Restricted Stock, Company Outperformance RSUs or Company Options) and remains in effect at the Election Deadline and each share of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to the provisions of Section 3.3 (each, a “Mixed Election Share”) shall be converted into the right to receive the Mixed Election Consideration;

(ii)                                  each share of Company Common Stock with respect to which a Stock Election has been made pursuant to Section 3.3(b)(i)(C) (including any election made with respect to Company Restricted Stock, Company Outperformance RSUs or Company Options) and remains in effect at the Election Deadline (each, a “Stock Election Share”) shall be converted into the right to receive the Stock Election Consideration; and

(iii)                               the number of shares of Company Common Stock with respect to which a Cash Election has been made pursuant to Section 3.3(b)(i)(B) (including any election made with respect to Company Restricted Stock, Company Outperformance

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RSUs or Company Options) and remains in effect at the Election Deadline (each, a “Cash Election Share”) that shall be converted into the right to receive the Cash Election Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Election Shares by (B) a fraction, the numerator of which is the Maximum Cash Election Consideration and the denominator of which is the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (prior to the conversion contemplated by this Section 3.4(a)(iii)), with the remaining number of Cash Election Shares being converted into the right to receive the Stock Election Consideration.

For the avoidance of doubt, in the circumstances where this Section 3.4(a) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably possible receive, the same proportion of Cash Election Consideration, and the same proportion of Stock Election Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 3.4(a).

(b)                                 Proration for Oversubscription of Stock Election.  In the event that the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares would be greater than the Maximum Stock Election Consideration:

(i)                                     each Mixed Election Share shall be converted into the right to receive the Mixed Election Consideration;

(ii)                                  each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and

(iii)                               the number of Stock Election Shares that shall be converted into the right to receive the Stock Election Consideration shall be equal to the product obtained by multiplying (A) the number of Stock Election Shares by (B) a fraction, the numerator of which is the Maximum Stock Election Consideration and the denominator of which is the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares (prior to the conversion contemplated by this Section 3.4(b)(iii)), with the remaining number of Stock Election Shares being converted into the right to receive the Cash Election Consideration.

For the avoidance of doubt, in the circumstances where this Section 3.4(b) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably possible, receive the same proportion of Stock Election Consideration, and the same proportion of Cash Election Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 3.4(b).

(c)                                  The Exchange Agent, in consultation with Parent (or Parent, in the event that the Exchange Agent declines to make the following computations), shall make all computations to give effect to this Section 3.4.

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3.5                               Payment for Securities; Exchange.

(a)                                 Exchange Agent; Exchange Fund.  Prior to the Election Form Mailing Date, Parent shall enter into, or cause Merger Sub 1 to enter into, an agreement with the Company’s transfer agent, or another firm reasonably acceptable to the Company and Parent, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) for purpose of receiving and holding their Elections, Certificates and Book-Entry Shares.  On the Closing Date and prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for distribution in accordance with this Article III through the Exchange Agent, an amount in cash and a number of shares of Parent Common Stock constituting at least the amounts necessary to satisfy the payment of the Merger Consideration and payment of cash in lieu of fractional shares to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to this Article III.  Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5(g) and to make payments in lieu of fractional shares pursuant to Section 3.5(h).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund to the holders of Company Common Stock (after taking into account all Company Common Stock then held by such holder and the Election(s) made with respect to such shares of Company Common Stock by such holder).  Except as contemplated by this Section 3.5(a) and Sections 3.5(g) and 3.5(h), the Exchange Fund shall not be used for any other purpose.  Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.5(h) and any dividends or other distributions in accordance with Section 3.5(g)) shall hereinafter be referred to as the “Exchange Fund.”  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.  Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)                                 Payment Procedures.

(i)                                     As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (other than Cancelled Shares or Converted Shares and other than any holder of a Certificate or a Book-Entry Share who properly made and did not revoke an Election pursuant to Section 3.3) a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(b)(i).

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(ii)                                  Each holder of a share of Company Common Stock represented by a Certificate or a Book-Entry Share who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 3.3 shall be entitled to receive in exchange therefor (A) the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, as applicable (subject to the proration provisions in Section 3.4), for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, (B) any dividends or other distributions payable pursuant to Section 3.5(g), and (C) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled.  Each holder of a share of Company Common Stock represented by a Certificate or a Book-Entry Share who did not properly make an Election, upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares (together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other customary documents as may be reasonably required by the Exchange Agent or Parent), shall be entitled to receive in exchange therefor (1) the Mixed Election Consideration for each such share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, (2) any dividends or other distributions payable pursuant to Section 3.5(g), and (3) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.

(iii)                               If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by Section 3.5(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (A) the Mixed Election Consideration payable in respect of such shares of Company Common Stock, (B) any dividends or other distributions payable pursuant to Section 3.5(g), and (C) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 3.5(h).

(c)                                  Termination of Rights.  All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.5(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.5(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.  At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation

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(which, following the consummation of the Second Merger, shall include the Surviving Company) for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 3.1(b)(iv)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.5(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5(g), without any interest thereon.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.5(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.5(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to Parent for payment of their claim for such amounts.

(e)                                  No Liability.  None of the Surviving Corporation, the Surviving Company, Parent, the Merger Subs or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                   Lost, Stolen, or Destroyed Certificates.  If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(b)(iv)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.5(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5(g).

(g)                                  Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent

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Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.5.  Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Parent Common Stock.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h)                                 No Fractional Shares of Parent Common Stock.  No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days ending on the date that is two Business Days prior to the Closing Date as reported by The Wall Street Journal. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i)                                     Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Merger Subs, the Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws.  To the extent that any amounts are so deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.6                               Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal with

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respect to such shares of Company Common Stock (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into shares of Parent Common Stock as provided in Section 3.1(b)(i), but rather the holders of Appraisal Shares shall be entitled to payment of the “fair value of such shares” in accordance with Section 262 and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall be forfeited and shall cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, the Merger Consideration as provided in Section 3.1(b)(ii). The Company shall serve prompt written notice to Parent of any demands for appraisal received by the Company from a holder of shares of Company Common Stock pursuant to Section 262, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demand.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the DGCL, or agree to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, Merger Sub 1 and Merger Sub 2 on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.2(a), and Section 4.2(b) of this Agreement, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

4.1                               Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”).  The Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the

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failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Subsidiary of the Company is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Subsidiary of the Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries that is, as of the date of this Agreement, a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

4.2                               Capital Structure.

(a)                                 As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on November 16, 2018:  (A) 23,163,462 shares of Company Common Stock were issued and outstanding, which includes 805,097 shares of Company Restricted Stock; (B) no shares of Company Common Stock were treasury stock; (C) 683,456 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options; (D) 305,897 shares of Company Common Stock were reserved for issuance upon the vesting or earning of outstanding Company RSUs; (E) 2,433,800 shares of Company Common Stock were reserved for issuance upon the conversion of shares of Company Preferred Stock, (F) 62,500 shares of Company Preferred Stock were issued and outstanding and 150,000 of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan; and (G) 1,232,898 shares of Company Common Stock were reserved for issuance for future awards pursuant to the Company Equity Plan.

(b)                                 All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Equity Plan).  All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect owned Subsidiary of the Company, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  Except as set forth in this Section 4.2, and except for changes since November 16, 2018 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section

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6.1(b); (y) the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards or (z) the conversion of shares of the Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Certificate of Designations, in each case, outstanding as of such date, there are outstanding: (i) no shares of Company Capital Stock, (ii) no Voting Debt or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or any Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance, equity-based performance (including of the type set forth in clauses (A)-(G) of Section 4.2(a)) or other similar rights in respect of Company Capital Stock, and (v) no other commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound that would (A) obligate the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting or equity securities of the Company or any of its Subsidiaries, (B) obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (C) obligate Parent to issue additional shares of Parent Common Stock at the Effective Time pursuant to the terms of this Agreement (including pursuant to Section 3.1 and Section 3.2).

(c)                                  Other than the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock or other voting securities of the Company or any of its Subsidiaries.  The Company and its Subsidiaries have no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries.  The Company owns, directly or indirectly, all of the equity interests of its Subsidiaries.

(d)                                 Schedule 4.2(d) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each Company Equity Award, (ii) the name of each Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award (assuming satisfaction of performance conditions at the maximum level), (iv) the date on which each Company Equity Award was granted and (v) the expiration date of each Company Equity Award, if applicable. All Company Equity Awards were (A) granted in accordance with the terms of the applicable Company Equity Plan and in material compliance with the Exchange Act, all other applicable Laws and rules of the NYSE and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

(e)                                  Since the issuance date of the Company Preferred Stock, (i) there has not been any adjustment to the Conversion Rate (as defined in the Certificate of Designations) pursuant to Section 9 of the Certificate of Designations or otherwise and (ii) the Company has

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paid all regular quarterly dividends payable through the date hereof in respect of the Company Preferred Stock in accordance with the Certificate of Designations.

4.3                               Authority; No Violations; Consents and Approvals.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions, subject, with respect to consummation of the Merger, to the Company Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Stockholder Approval.  This Agreement has been, and the other Transaction Documents to which the Company will be a party will be, duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement and the other Transaction Documents to which the Parent, Merger Sub 1 or Merger Sub 2 will be a party by Parent, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”).  The Company Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions, including the First Merger, are fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) adopted and approved this Agreement and the Transactions, including the First Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the Transactions, including the First Merger (such recommendation described in clause (iv), the “Company Board Recommendation”).  Prior to the foregoing approval by the Company Board, there was no agreement, arrangement or understanding regarding the Merger or the other Transactions. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the First Merger.

(b)                                 The execution, delivery and performance of this Agreement does not, and (assuming the Company Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) of, or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract or material Company Permit, or (iii) assuming the Company Approvals are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the case of clause

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(iii), any such contraventions, conflicts, or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4                               Consents.  No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for:  (a) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (including any amendments or supplements, the “Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of First Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.5                               SEC Documents; Financial Statements.

(a)                                 Since January 1, 2017, the Company has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the “Company SEC Documents”).  As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.  As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents.  As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

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(b)                                 The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c)                                  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Company SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2017 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of the Company or its Subsidiaries, and (iii) is not, and since January 1, 2017 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

4.6                               Absence of Certain Changes or Events.

(a)                                 Since September 30, 2018, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 From September 30, 2018 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Company Oil and Gas Properties, whether or not covered by insurance, and (iii) none of the Company or any of its Subsidiaries has undertaken any action that would require the consent of Parent pursuant to Section 6.1(b)(i), (iii), (iv), (v), (vi), (vii) or (x).

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4.7                               No Undisclosed Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of the Company dated as of September 30, 2018 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three-months ended September 30, 2018; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8                               Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub 1 or Merger Sub 2 specifically for inclusion or incorporation by reference therein.

4.9                               Company Permits; Compliance with Applicable Law.  The Company and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The businesses of the Company and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No investigation or review by any

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Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10                        Compensation; Benefits.

(a)                                 Schedule 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans as of the date hereof.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)                                 The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto, and (ii) to the extent applicable, (A) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Company Benefit Plan, and (B) the most recently prepared actuarial report for each Company Benefit Plan.

(c)                                  Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)                                  No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  During the immediately preceding six years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.  For purposes of this Agreement, “ERISA

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Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)                                   None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(g)                                  Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

(h)                                 All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)                                     There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Company Benefit Plans, (ii) to the knowledge of the Company, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or (iii) the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)                                    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations §1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  For purposes of this representation, no arrangements or agreements that may be implemented by or at the direction of Parent with

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any employee, officer, director or service provider of the Company or its Subsidiaries shall be taken into account.

(k)                                 Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(l)                                     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.11                        Labor Matters.

(a)                                 There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017,

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neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to the Company or any of its Subsidiaries.

4.12                        Taxes.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, stockholders or other Persons) have been paid in full (other than, in the case of clause (B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents).

(ii)                                  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

(iii)                               There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

(iv)                              There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

(v)                                 There are no Encumbrances for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(vi)                              Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely among the Company and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its

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Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(vii)                           Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(viii)                        Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(b)                                 Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c)                                  After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)                                 Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.12, to the extent relating to Taxes or Tax matters, Section 4.5(b), and, to the extent expressly referring to Code sections, Section 4.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

4.13                        Litigation.  Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or threatened in writing (or, to the knowledge of the Company, threatened orally) against the Company or any of its Subsidiaries or any of the Company Oil and Gas Properties or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14                        Intellectual Property.

(a)                                 The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To

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the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed since January 1, 2017; and (iii) to the knowledge of the Company, are free from any malicious code.

(c)                                  Since January 1, 2017, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

4.15                        Real Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

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4.16                        Rights-of-Way.  Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17                        Oil and Gas Matters.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report audited by Netherland, Sewell & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2017 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (the “Company Oil and Gas Properties”) and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances.  For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

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(b)                                 Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of the Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all respects.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company and audited by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Company Oil and Gas Properties (“Company Oil and Gas Leases”) have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Company Oil and Gas Lease) included in the Company Oil and Gas Properties.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Company Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Company SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Company nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(e)                                  All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

(g)                                  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, (a) there are no wells that constitute a part of the Company Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by the Company or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

4.18                        Environmental Matters.

(a)                                 Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     the Company and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

(ii)                                  as of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceeding, judgment, decree, injunction, ruling or order related to Environmental Laws;

(iii)                               (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or are reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, (B) neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under

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Environmental Law, and (C) neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Substances from the Company’s operations have been sent for treatment, disposal storage or handling;

(iv)                              neither the Company nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

(v)                                 there have been no environmental investigations, studies, audits, or other analyses conducted on properties currently owned or operated by the Company during the past three years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

(b)                                 Except as expressly set forth in this Section 4.18 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.9, neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

4.19                        Material Contracts.

(a)                                 Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which the Company or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound (but excluding any Company Benefit Plan, except as expressly contemplated by Section 4.19(a)(i) below):

(i)                                     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)                                  each agreement or Organizational Document of the Company or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation (or the Surviving Company) or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries), make loans or advances to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries), or transfer any of its properties or assets to Parent or any of its Subsidiaries (including the Surviving Corporation (or the Surviving Company) and its Subsidiaries);

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(iii)                               each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000;

(iv)                              each contract that creates, evidences, secures, guarantees or otherwise relates to (A) Indebtedness for borrowed money in any amount in excess of $2,000,000 or (B) other Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(v)                                 each contract for lease of personal property or real property (excluding Oil and Gas Leases) involving annual payments in excess of $2,000,000 or aggregate payments in excess of $8,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 60 days, other than contracts related to drilling rigs;

(vi)                              each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms (A) materially restrict the ability of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Closing) to (x) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Effective Time);

(vii)                           each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(viii)                        each contract for any Derivative Transaction (including, for the avoidance of doubt, a listing of each confirmation number with respect thereto);

(ix)                              each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties;

(x)                                 each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make annual expenditures in excess of $2,000,000

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or aggregate payments in excess of $8,000,000 during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi)                              any contract that (A) provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 5,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than 10 years and (B) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within 60 days;

(xii)                           each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases, or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole;

(xiii)                        any contract or agreement that would be required to be disclosed in a Company SEC Document between the Company or any of its Subsidiaries, on the one hand, and (x) any of their respective current or former officers or directors, (y) any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or (z) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y), on the other hand;

(xiv)                       any contract that creates future payment obligations (including settlement agreements) of the Company or any of its Subsidiaries outside the ordinary course of business, in each case, involving annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000, or creates or would create an Encumbrance on any material asset or property of the Company or its Subsidiaries (other than Permitted Encumbrances);

(xv)                          any contract (other than Oil and Gas Leases) pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $2,500,000 annually or $10,000,000 in the aggregate; and

(xvi)                       any acquisition contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than

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asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $2,500,000 or aggregate payments in excess of $10,000,000 after the date hereof.

(b)                                 Collectively, the contracts set forth in Section 4.19(a) (including all amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the “Company Contracts.”  A true and complete copy of each Company Contract has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto.  There are no disputes pending or threatened in writing (or, to the knowledge of the Company, threatened orally) with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20                        Derivative Transactions.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

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4.21                        Insurance.  The Company and its Subsidiaries have obtained and maintained insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their businesses and operations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material insurance policy held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.22                        Opinion of Financial Advisor.  The Company Board has received an opinion from each of Petrie Partners, LLC and Goldman Sachs & Co. LLC, each dated as of the date of this Agreement, addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinions, the Merger Consideration to be paid to the holders (other than (x) Parent and its Affiliates and (y) holders of Cancelled Shares, Converted Shares and Appraisal Shares) of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such stockholders. Copies of such opinions will be provided (on a confidential basis and solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement (it being agreed that such opinions are for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub 1 or Merger Sub 2 or any other Person).

4.23                        Brokers.  Except for the fees and expenses payable to Petrie Partners, LLC and Goldman Sachs & Co. LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.24                        Regulatory Matters.

(a)                                 Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(b)                                 All natural gas pipeline and related facilities owned by the Company or any of its Subsidiaries are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

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4.25                        Takeover Laws.  Assuming the accuracy of the representations and warranties of Parent and the Merger Subs set forth in Section 5.22, the Company Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Company Board under Law, inapplicable to the execution, delivery and performance of this Agreement and the other Transaction Agreements and to the consummation of the Merger and the other Transactions.

4.26                        Rights Agreement. Prior to the execution of this Agreement, the Company has amended the Rights Agreement so that (a) neither the execution, delivery, performance or approval of this Agreement or the other Transaction Agreements (including the Voting Agreements), nor the consummation, announcement, or announcement of the consummation, of the Transactions, including the Merger, will (i) cause the Company Rights to become exercisable, (ii) cause Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) to become an Acquiring Person or a Change of Control Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Shares Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement), and (b) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment substantially in the form to be executed immediately prior to this Agreement (the “Rights Agreement Amendment”).

4.27                        No Additional Representations.

(a)                                 Except for the representations and warranties made in this Article IV, in any certificate delivered by the Company to Parent pursuant to Article VII and in any Transaction Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub 1, Merger Sub 2, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii), any oral or written information presented to Parent, Merger Sub 1 or Merger Sub 2 or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub 1 or Merger Sub 2 or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including the Merger Subs) whatsoever, express or implied, beyond those expressly given by Parent, Merger Sub 1 and Merger Sub 2 in Article V, in any certificate delivered by Parent to the Company

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pursuant to Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement.  Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, Merger Sub 1 and Merger Sub 2 to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”), and except as disclosed in the Parent SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), it being understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Section 5.2(a) and Section 5.2(b) of this Agreement, Parent, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to the Company as follows:

5.1                               Organization, Standing and Power.  Each of Parent and Merger Sub 1 is a corporation duly organized, as the case may be, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub 2 is a limited liability company duly organized, validly and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”).  Each of Parent, Merger Sub 1 and Merger Sub 2 is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent, Merger Sub 1 and Merger Sub 2 each has heretofore made available to the Company complete and correct copies of its Organizational Documents.  Each Subsidiary of Parent (other than the Merger Subs) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each Subsidiary of Parent is duly qualified and in good standing to do business in each

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jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Organizational Documents of Parent and each of its Subsidiaries that is, as of the date hereof, a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

5.2                               Capital Structure.

(a)                                 As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  At the close of business on November 16, 2018: (A) 95,618,709 shares of Parent Common Stock were issued and outstanding, including 1,744,145 shares of restricted Parent Common Stock issued pursuant to the Parent Equity Plan; (B) 0 shares of Parent Common Stock were treasury stock; (C) 420,831 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock; (D) 972,004 shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding time-vesting restricted stock awards in respect of shares of Parent Common Stock; (E) 386,070 (assuming satisfaction of performance goals at the target level) or 772,141 (assuming satisfaction of performance goals at the maximum level) shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding performance-vesting restricted stock award in respect of shares of Parent Common Stock; (F) no shares of Parent Preferred Stock were issued and outstanding; and (G) no shares of Parent Common Stock were reserved for issuance of future awards pursuant to the Parent Equity Plan.

(b)                                 All outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights.  All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.  The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts.  All outstanding shares of capital stock of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in this Section 5.2, and except for changes since November 16, 2018 resulting from stock grants or other awards granted in accordance with Section 6.2 or the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of capital stock, (ii) no Voting Debt or other voting or equity securities of Parent; (iii) no options, subscriptions. warrants, calls, rights (including preemptive rights) to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or other voting or equity securities of Parent or securities convertible into or exchangeable or exercisable for

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capital stock of Parent or other voting or equity securities of Parent, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance (including of the type set forth in the previous sentence) or other similar rights in respect of capital stock of Parent, and (v) no other commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound that would (A) obligate Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting or equity securities of Parent or any of its Subsidiaries, or (B) obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Other than the Voting Agreements, there are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.  Parent has no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries.  The authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.  All of the limited liability company interests of Merger Sub 2 are owned by Parent.

5.3                               Authority; No Violations, Consents and Approvals.

(a)                                 Each of Parent, Merger Sub 1 and Merger Sub 2 has all requisite corporate and company power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Parent, Merger Sub 1 and Merger Sub 2 and the consummation of the Transactions have been duly authorized by all necessary corporate and limited liability company action on the part of each of Parent and (subject only to the approval of this Agreement by Parent as sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2), Merger Sub 1 and Merger Sub 2.  This Agreement has been, and the other Transaction Documents to which Parent, Merger Sub 1 or Merger Sub 2 will be a party will be, duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2, and, assuming the due and valid execution of this Agreement and the other Transaction Documents to which the Company will be a party, by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2 enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject as to enforceability to Creditors’ Rights.  The Parent Board, at a meeting duly called and held, unanimously approved and declared advisable this Agreement and the Transactions, including the Merger and the issuance of the Parent Common Stock.  The Merger Sub 1 Board has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of Merger Sub 1 and the sole stockholder of Merger Sub 1 and (ii) adopted and approved this Agreement and the Transactions, including the First Merger.  Immediately following the execution of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, shall execute a written consent to approve this Agreement in its capacity as sole stockholder of Merger Sub 1 and sole member of Merger Sub 2, respectively.

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(b)                                 The execution, delivery and performance of this Agreement does not, and (assuming the Parent Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or the Merger Subs or any Subsidiary of Parent, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Parent or any of its Subsidiaries under, any provision of any material Contract to which Parent or any of its Subsidiaries is a party or material Parent Permit, or (iii) assuming the Parent Approvals are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the cause of clause (iii), any such contraventions, conflicts, or violations, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4                               Consents.  No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Transactions except for: (a) the filing of a notification and report form under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of First Merger and the Certificate of Second Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing, or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (collectively, the “Parent Approvals”).

5.5                               SEC Documents.

(a)                                 Since January 1, 2017, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, collectively, the “Parent SEC Documents”).  As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were

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made, not misleading.  Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made.  As of the date hereof, neither Parent nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents.  As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The audited consolidated financial statements and unaudited consolidated financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c)                                  Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all information required to be disclosed in any Parent SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.  There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2017 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Parent or its Subsidiaries and (iii) is not, and since January 1, 2017 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

5.6                               Absence of Certain Changes or Events.

(a)                                 Since September 30, 2018, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

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(b)                                 From September 30, 2018 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, including the Parent Oil and Gas Properties, whether or not covered by insurance, and (iii) none of the Parent or any of its Subsidiaries has undertaken any action that would require the consent of the Company pursuant to Section 6.2(b)(i), (iv), (v) or (vii).

5.7                               No Undisclosed Liabilities.  There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (a) liabilities for which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of Parent dated as of September 30, 2018 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to September 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8                               Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.9                               Parent Permits; Compliance with Applicable Laws.  Parent and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The businesses of Parent and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and

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would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of Parent, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.10                        Compensation; Benefits.

(a)                                 For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.  Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(c)                                  No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  During the immediately preceding six years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(e)                                  Neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for any group of retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code or similar state Law.

(f)                                   All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to

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insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)                                  There are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against (i) the Parent Benefit Plans, (ii) to the knowledge of Parent, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or (iii) the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause Parent or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director Parent or any of its Subsidiaries, or (iii) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

(i)                                     Neither Parent nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(j)                                    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.11                        Taxes.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect,

(i)                                     (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, stockholders or other Persons) have been paid in full (other than, in the case of clause

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(B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents).

(ii)                                  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Parent or any of its Subsidiaries.

(iii)                               There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Parent SEC Documents.

(iv)                              There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

(v)                                 There are no Encumbrances for Taxes on any property of Parent or any of its Subsidiaries other than Permitted Encumbrances.

(vi)                              Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) any contract or arrangement solely among Parent and/or any of its Subsidiaries, or (B) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(vii)                           Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(viii)                        Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(b)                                 Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this

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Agreement, or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c)                                  After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  Merger Sub 2 is, and at the effective time of the Second Merger will be, treated as a “disregarded entity” of Parent for U.S. federal income tax purposes.

(d)                                 Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.11, to the extent relating to Taxes or Tax matters, Section 5.5(b), and, to the extent expressly referring to Code sections, Section 5.10 are the sole and exclusive representations of Parent with respect to Taxes and Tax matters.

5.12                        Labor Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

5.13                        Litigation.  Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending or threatened in writing (or to the knowledge of Parent, threatened orally) against Parent or any of its Subsidiaries or any of the Parent Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.14                        Intellectual Property.  Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that has not had and would not reasonably be expected to have,

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individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15                        Real Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

5.16                        Rights-of-Way.  Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Parent SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.17                        Oil and Gas Matters.

(a)                                 Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the

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ordinary course of business since the dates of the reserve report audited by DeGolyer and MacNaughton (in such capacity, the “Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2017 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (the “Parent Oil and Gas Properties”) and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances.  For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)                                 Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Parent or its Subsidiaries to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report was, as of the time provided, accurate in all respects.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are part of the Parent Oil and Gas Properties (the “Parent Oil and Gas Leases”) have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to the Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any

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action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Parent Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Parent Oil and Gas Lease) included in the Parent Oil and Gas Properties.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Parent Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Parent SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)                                  All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

(g)                                  Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent’s knowledge, (a) there are no wells that constitute a part of the Parent Oil and Gas Properties in respect of which Parent has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by Parent or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

5.18                        Environmental Matters.

(a)                                 Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

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(i)                                     Parent and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

(ii)                                  as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings, judgment, decree, injunction, ruling or order related to Environmental Laws;

(iii)                               (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases have resulted or are reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, (B) neither Parent nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, and (C) neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Substances from Parent’s operations have been sent for treatment, disposal storage or handling;

(iv)                              neither Parent nor any of its Subsidiaries has assumed, either expressly or by operation of Law, any liability of any other Person related to Hazardous Substances or Environmental Laws; and

(v)                                 there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

(b)                                 Except as expressly set forth in this Section 5.18 and except for the representations and warranties relating to the Parent Permits as expressly set forth in Section 5.9, neither Parent nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

5.19                        Opinion of Financial Advisor.  The Parent Board has received the opinion of Evercore Group L.L.C., dated as of the date of this Agreement, addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration is fair, from a financial point of view, to Parent.

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5.20                        Brokers.  Except for the fees and expenses payable to Evercore Group L.L.C., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.21                        Regulatory Matters.

Neither Parent nor any Subsidiary of Parent is, or as of the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

5.22                        Ownership of Company Common Stock.  Other than any arrangements, agreements or understandings arising from the Voting Agreements, neither Parent nor any of its Subsidiaries own or have, within the last three years, owned any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

5.23                        Business Conduct.  Merger Sub 1 was incorporated on November 16, 2018 and Merger Sub 2 was formed on November 16, 2018.  Since its inception, neither Merger Sub 1 nor Merger Sub 2 has, and prior to the Effective Time, neither Merger Sub 1 nor Merger Sub 2 will have, engaged in any activity, carried on any business or conducted any operations other than such actions in connection with (a) its organization or formation, as applicable and (b) the preparation, negotiation and execution of this Agreement and the Transactions.  Prior to the Effective Time, neither Merger Sub 1 nor Merger Sub 2 will have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.24                        No Additional Representations.

(a)                                 Except for the representations and warranties made in this Article V, in any certificate delivered by Parent to the Company pursuant to Article VII and in any Transaction Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article V or in any certificate delivered by Parent to the Company pursuant to Article VII, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is

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making, and each of Parent, Merger Sub 1 and Merger Sub 2 expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in any certificate delivered by the Company to Parent pursuant to Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent, Merger Sub 1 or Merger Sub 2 have relied on any such other representation or warranty not set forth in this Agreement.  Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

5.25                        Sufficiency of Funds.  As of the date hereof and as of the Effective Time, Parent and its Subsidiaries will have available to them cash and other sources of immediately available funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement or otherwise in connection with the Merger or the transactions relating thereto.  Parent and its Subsidiaries expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1                               Conduct of Company Business Pending the Merger.

(a)                                 Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, creditors and employees; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b)                                 Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

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(i)                                     (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of any Subsidiary of the Company and (2) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by the terms of any Company Benefit Plan (including any Company Equity Award);

(ii)                                  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:  (A) the issuance of Company Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Company Equity Awards granted under the Company Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Equity Awards under the Company Equity Plans in accordance with the express terms of the Company Disclosure Letter; (C) the issuance of Company Common Stock upon the conversion of shares of the Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Certificate of Designations; (D) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.1(b)(i); and (E) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iii)                               amend or propose to amend the Company’s Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of the Company’s material Subsidiaries or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

(iv)                              (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or (3) acquisitions for which the consideration is $1,000,000 individually or $5,000,000 in the aggregate or less;

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(v)                                 sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) sales, leases, exchanges or dispositions for which the consideration and fair value is $1,000,000 individually or $5,000,000 in the aggregate or less or (D) sales of Hydrocarbons made in the ordinary course of business; provided that the Company shall not be permitted to sell any asset if as a result of such sale the Company would fail the “the substantially-all test” of Code Section 368(a);

(vi)                              consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions solely among the Company and any Subsidiaries of the Company or solely among Subsidiaries of the Company;

(vii)                           change in any material respect their financial accounting principles, practices or methods that would affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)                        (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice) except where such election would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (B) amend any material Tax Return, except where such amendment would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, except where the amount of any such settlement or compromise does not exceed $2,500,000, or (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

(ix)                              except as required by the terms of any Company Benefit Plan, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into employment agreements in the ordinary course of business, (B) amend any Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) and other than amendments that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, or (C) materially increase the cash compensation payable to any current or former employee or director, except in the ordinary course of business;

(x)                                 (A) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Company Credit Agreement in the ordinary course of business, (2) transactions solely between or among the Company and its Subsidiaries or solely

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between or among Subsidiaries of the Company, or, (3) any Indebtedness incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), in an aggregate amount under this clause (x)(A)(3) not to exceed the purchase price of any such acquisition, and in each case guarantees thereof or (B) incur, create or suffer to exist any Encumbrance, other than (1) Encumbrances securing the Company Credit Agreement or other Indebtedness of the Company or its Subsidiaries existing on the date hereof or incurred in compliance with the foregoing clause (A), in each case in accordance with the terms thereof, (2) Encumbrances in existence on September 30, 2018 and disclosed in the Company’s Quarterly Report on Form 10-Q for the three-months ended September 30, 2018, (3) Encumbrances securing Indebtedness incurred or assumed pursuant to clause (x)(A)(3) above, or (4) Permitted Encumbrances;

(xi)                              except as expressly permitted in this Section 6.1 and other than in the ordinary course of business consistent with past practice, (A) enter into or assume any Contract that would have been a Company Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any Company Contract or any Contract that would have been a Company Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Contract;

(xii)                           other than the settlement of any Proceedings reflected or reserved against on the balance sheet of the Company (or in the notes thereto), settle or offer or propose to settle, any Proceeding (excluding (A) any audit, claim or other proceeding in respect of Taxes, which shall be governed exclusively by Section 6.1(b)(viii) and (B) any Transaction Litigation, which shall be governed exclusively by Section 6.10)) involving solely the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (C) has a materially restrictive impact on the business of the Company or any of its Subsidiaries;

(xiii)                        authorize or make capital expenditures that are in the aggregate greater than one hundred twelve and one half percent (112.5%) of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for the applicable quarter of 2018 and 2019, except to the extent such operations are specifically described in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xiv)                       hire any executive officer or any employees, consultants or other independent contractors (other than for the purpose of filling current openings or backfilling positions that become open after the date hereof) receiving annual salary or

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annual guaranteed compensation in excess of $175,000, individually, or $750,000, in the aggregate;

(xv)                          (A) enter into any lease for real property that would be a Company Material Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease;

(xvi)                       fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xvii)                    agree to take any action that is prohibited by this Section 6.1(b).

6.2                         Conduct of Parent Business Pending the Merger.

(a)                                 Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)                                 Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) dividends and distributions required by the Organizational Documents of any Subsidiary of Parent and (2) dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity

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interest of a Subsidiary or as contemplated by the terms of any Parent Benefit Plan (including any Parent equity-based award);

(ii)                                  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (C) below; (B) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) issuances of awards granted under the Parent Equity Plan to employees, directors and other service providers in the ordinary course of business and consistent with past practice; (D) the issuance of Parent Common Stock in connection with transactions between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent and (E) the issuance of Parent Common Stock in connection with transactions permitted by Section 6.2(b)(vii);

(iii)                               amend Parent’s, Merger Sub 1’s or Merger Sub 2’s Organizational Documents, or amend the Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s material Subsidiaries that would adversely affect the consummation of the Transactions, in either case, including by merger, consolidation or otherwise;

(iv)                              adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among the Parent and any wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent;

(v)                                 change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(vi)                              (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Parent has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the Tax position of Parent and its Subsidiaries and (B) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

(vii)                           except pursuant to a definitive agreement entered into prior to the date hereof and set forth on Schedule 6.2(b)(vii) of the Parent Disclosure Letter, enter into, participate or engage in, complete, or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to

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acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case of clauses (A)-(C), if such action could reasonably be expected to prevent the consummation of the Transactions; or (D) any transaction pursuant to which Parent would issue shares of Parent Common Stock in consideration of such transaction and such issuance would require the vote of the stockholders of Parent pursuant to NYSE Rule 312.03(c); or

(viii)                        agree to take any action that is prohibited by this Section 6.2(b).

6.3                         No Solicitation by the Company.

(a)                                 The Company will, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Company Competing Proposal.

(b)                                 Except as otherwise expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal (other than a confidentiality agreement in accordance with Section 6.3(f)(ii)) or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

(c)                                  The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which the Company or any of its Subsidiaries is a party; provided, that if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Competing Proposal on a confidential basis conditioned upon such person agreeing that the Company shall not be prohibited from providing any information to Parent regarding any such Company

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Competing Proposal in accordance with the terms of this Section 6.3. The Company shall promptly (and in any event within two Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Company Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Subsidiaries and Representatives of the obligations undertaken in this Section 6.3.

(d)                                 Unless expressly permitted by Section 6.3(f) or Section 6.3(g), the Company shall not (i) fail to include the Company Board Recommendation in the Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Competing Proposal or (iv) publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of the Company, other than a recommendation to reject such offer (the taking of any action described in this Section 6.3(d) being referred to as a “Company Change of Recommendation”).

(e)                                  From and after the date of this Agreement, the Company shall promptly advise (but in each case, not later than two days of such receipt or request) Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (but in each case, not later than two days of such receipt or request), and the Company shall provide to Parent (within such two day time frame) either (i) a copy of any such Company Competing Proposal (including all exhibits and schedules thereto) made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal (including the identity of the Person making such Company Competing Proposal) if not made in writing.  The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.  Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)                                     to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Company Competing Proposal; provided, however,

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that the Company shall not effect any Company Change of Recommendation other than in accordance with Section 6.3(f)(iii) or Section 6.3(g);

(ii)                                  prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to this Section 6.3 may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii)                               prior to the receipt of the Company Stockholder Approval, in response to a Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and (B) the Company shall have given five Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and that the Company intends to take such action, and (1) after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.3, to make such adjustments or revisions to the terms and conditions of this Agreement such that the Company Competing Proposal would no longer constitute a Company Superior Proposal; and (2) at the end of the five Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d), the Company Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Parent in writing, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to

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comply with the requirements of this Section 6.3(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(f)(iii) shall be reduced to two Business Days; and

(iv)                              prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under this Section 6.3.

(g)                                  Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation if prior to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given five Business Days’ prior notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and (1) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and (2) at the end of the five Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s stockholders under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(g) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.3(g) shall be reduced to three Business Days.

6.4                         Preparation of Proxy Statement and Registration Statement.

(a)                                 Parent and the Company will promptly furnish to the other party such data and information relating to it, its Subsidiaries (including, in Parent’s case, the Merger Subs) and the holders of its capital stock, as the Company or Parent, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Proxy Statement, and, in each case, any amendments or supplements thereto.

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(b)                                 Promptly following the date hereof, (i) the Company and Parent shall cooperate in preparing, and the Company shall cause to be filed with the SEC as promptly as practicable, a mutually acceptable Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and (ii) Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.  Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the First Merger.  Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and each of the Company and Parent agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC.  Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)                                  Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.  Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.  Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)                                 If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the

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statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

6.5                         Company Stockholders Meeting.

(a)                                 The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following declaration of effectiveness of the Registration Statement and the clearance of the Proxy Statement by the SEC.  Except as expressly permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company vote in favor of the approval of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the approval of this Agreement, and the Proxy Statement shall include a statement to the effect that the Company Board has made the Company Board Recommendation.  Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting; provided, however, that a proxy related to the shares of Company Common Stock subject to a Voting Agreement shall be deemed to have been received by the Company for such purpose; and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date.  The Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative and shall otherwise keep Parent reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto.  Unless there has been a Company Change of Recommendation as expressly permitted by Section 6.3, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained.

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(b)                                 Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, the Company agrees that (i) its obligations to call, give notice of, convene and hold the Company Stockholders Meeting pursuant to this Section 6.5 shall not be affected by the making of a Company Change of Recommendation and (ii) its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to the Company of any Company Competing Proposal or other proposal (including, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event.

(c)                                  The Company hereby acknowledges that pursuant to the Voting Agreements, the stockholders of the Company party thereto have appointed and constituted Parent (subject to Section 4 of the applicable Voting Agreement) as such stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such stockholder’s rights with respect to the Subject Securities (as defined in the applicable Voting Agreement) beneficially owned by such stockholder, to vote such Subject Securities at the Company Stockholders Meeting, solely on the matters and in the manner specified in the Voting Agreement (the “Stockholder Proxy”). The Company further agrees that, from and after the date hereof until the Expiration Time (as defined in the applicable Voting Agreement), it shall recognize the grant of the Stockholder Proxy and the exercise thereof by Parent in accordance with its terms at any meeting of the stockholders of the Company (including the Company Stockholders Meeting and any adjournment or postponement thereof), subject to applicable Law.

6.6                         Access to Information.

(a)                                 Subject to applicable Law and the other provisions of this Section 6.6, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions.  Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party.  Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties.  Notwithstanding the foregoing provisions of this Section 6.6(a), neither party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the

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attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments).  Notwithstanding the foregoing, neither party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party’s good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability.  Notwithstanding the foregoing, neither party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party’s sole discretion.  Each party agrees that (i) no investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, Merger Sub 1 or Merger Sub 2 herein and (ii) it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6(a) for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

(b)                                 The Nondisclosure Agreement, dated as of September 10, 2018, between Parent and the Company (as amended from time to time, the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.  All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.

6.7                         Regulatory Approvals; Efforts.

(a)                                 Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

(b)                                 Except for the filings and notifications made pursuant to Antitrust Laws to which Section 6.7(c), Section 6.7(d) and Section 6.7(e), and not this Section 6.7(b), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.  Neither Party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  As promptly as reasonably practicable following the execution of this Agreement, but in no event later than 15 Business Days following the date of this Agreement, the

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parties shall make any filings required under the HSR Act.  Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws.  Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act.  Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any other jurisdiction (“Antitrust Authority”).  Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, in connection with the efforts referenced in this Section 6.7, (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the Transactions to that party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the Transactions, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend in accordance with applicable Laws.  The parties shall take reasonable efforts to preserve the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege with respect to any information shared pursuant to this Section 6.7(c).

(d)                                 Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their

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businesses or assets (each, a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that, notwithstanding any other provisions of this Agreement, none of Parent or any of its Subsidiaries shall be required to take or agree to take any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole. The Company shall not be required to take any Divestiture Action requested by Parent unless such action is only effective after the Effective Time and conditioned upon the consummation of the Transactions.

(e)                                  In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall this Section 6.7(e) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, an adverse effect on the business, financial conditions or operations of Parent and the Company on a combined basis, taken as a whole, after giving effect to the Merger which effect would be a material adverse effect relative to a company that is of a size and scope substantially similar to the Company, taken as a whole). Subject to the terms of this Section 6.7, including the immediately foregoing sentence, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date.

(f)                                   Company, Parent, Merger Sub 1 and Merger Sub 2 shall not take any action that could reasonably be expected to hinder or delay obtaining the clearance, or the expiration or termination of the applicable waiting period, under the HSR Act.

6.8                         Employee Matters.

(a)                                 Immediately following the Effective Time, Parent shall, or shall cause the Surviving Company or one of its Subsidiaries to, employ each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Company and its Subsidiaries) as of the Effective Time and to provide to each such employee the base salary or wages and annual target cash bonus opportunity in effect as of immediately prior to the Effective Time. Notwithstanding the forgoing, nothing herein shall, after the Effective Time, impose on Parent or its Subsidiaries, or the Surviving Company or any of its Subsidiaries, any obligation to retain any employee for any amount of time or on any terms and conditions of employment.

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(b)                                 With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of the Company or one of its Subsidiaries immediately prior to Closing become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Company or one of its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)                                  Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(d)                                 Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Affiliates any right to continue in the employ or service of the Surviving Company, or any Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Parent or any Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation (or the Surviving Company) or any of its Affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time except in any manner adverse to the relevant employees, such plan or any severance provision therein.  Without limiting the generality of the final sentence of Section 9.6, nothing in this Section 6.8, express or implied, is intended to or shall confer upon any person, including any current or former employee, director or consultant of the Company or any of its Affiliates, any third party beneficiary or other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.9                         Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company), from the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the

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Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law and in accordance with the procedures (if any) set forth in the Organizational Documents of the Company or any Subsidiary of the Company; provided, that such Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification).

(b)                                 Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect (or manage the Surviving Company or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law.  Parent shall, and shall cause the Surviving Company and its Subsidiaries shall fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c)                                  To the fullest extent permitted under applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.9, relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)                                 Parent and the Company will cause to be put in place, and Parent shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time,

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“tail” insurance policies with a claims reporting or discovery period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance companies with terms and conditions no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than three hundred percent (300%) (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof for the six years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase the greatest coverage available for the six year period for the Cap Amount.

(e)                                  In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including, for the avoidance of doubt, to the Surviving Company pursuant to the Second Merger), then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9.  Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his or her heirs and representatives.  The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.

6.10                  Transaction Litigation.  In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith (“Transaction Litigation”), the parties agree to promptly (and in any event within two Business Days) notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each Party shall (a) give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation against the first Party and (b) shall consider in good faith the other party’s advice with respect to such Transaction Litigation. Each Party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any Transaction Litigation against it without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

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6.11                  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties.  The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the parties, except as may be required by Law or by the rules of any stock exchange upon which such party’s or any of its Subsidiaries’ capital stock is traded (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable changes suggested thereto); provided, that each party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with this Section 6.11; provided, further, that neither party shall be (a) restricted from making internal communications with its employees which are not made public or (b) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal and matters related thereto or a Company Change of Recommendation other than as set forth in Section 6.3.

6.12                  Advice of Certain Matters; No Control of Business.  Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.  Except with respect to Antitrust Laws as provided in Section 6.7, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions.  Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13                  Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub 1 and Merger Sub 2 and the Company shall take all such steps as may be required to cause any dispositions or acquisitions of equity securities of the Company (including derivative securities) or acquisitions or dispositions of equity securities of Parent (including derivative securities) in connection with this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or any officer or director who will become subject to such reporting requirements with respect to Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

6.14                  Stock Exchange Listing and Delisting Application.  Prior to the Closing, Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to

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be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

6.15                  Tax Matters.  Each of Parent, the Merger Subs and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.  Each of Parent, the Merger Subs and the Company will use its reasonably best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d).  In connection therewith, (a) Parent shall deliver to Akin Gump Strauss Hauer & Feld LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) (“Parent Tax Counsel”) and Arnold & Porter Kaye Scholer LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) (“Company Tax Counsel”) a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the “Parent Tax Certificate”) and (b) the Company shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent, the Merger Subs and the Company shall each provide such other information as reasonably requested by each of Parent Tax Counsel and Company Tax Counsel for purposes of rendering the opinions described in Section 7.2(d) and Section 7.3(d), as applicable.

6.16                  Takeover Laws.  None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.17                  Resignations.  At the Closing, except as otherwise may be agreed by Parent, the Company shall request the resignation of each member of the Company Board who is in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time.

6.18                  Obligations of the Merger Subs.  Parent shall take all action necessary to cause the Merger Subs, the Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement.

6.19                  Financing.

(a)                                 Following the date of this Agreement until the Effective Time, upon the written request of Parent, the Company agrees to use commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with Parent’s issuance of senior

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notes of Parent to fund the cash portion of the Merger Consideration, the refinancing of any debt of the Company at Closing, and the payment of related fees and expenses in connection therewith, including using commercially reasonable efforts to, upon Parent’s reasonable written request to the extent necessary or advisable in connection with Parent’s offering of senior notes:

(i)                                     furnish Parent and any of its financing sources with:

(A)                               unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least 40 days prior to the Closing Date (it being understood that the Parent acknowledges it has received the such statements for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018); and

(B)                               in the event that the Closing Date occurs on a date that is more than 60 days following December 31, 2018, audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2018, in each case prepared in accordance with GAAP; and

(ii)                                  cause management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, upon reasonable notice, to participate in, and provide reasonable and timely assistance with the preparation of materials for, a reasonable number of meetings, due diligence sessions, rating agency presentations and road shows, if any, related to such offerings;

(iii)                               provide historical financial information with respect to the Company and its Subsidiaries reasonably requested by Parent to facilitate such offerings, including reasonably requested historical financial information to assist Parent in connection with the preparation of pro forma financial information and financial statements to be included in any Offering Document (as defined below);

(iv)                              upon the reasonable request of Parent, furnish Parent and any of its financing sources with such historical financial and other information reasonably requested by Parent relating to the Company or its Subsidiaries that is customary or reasonably required for the preparation of offering memoranda, prospectuses rating agency presentations and similar documents required in connection with such offerings (“Offering Documents”);

(v)                                 seek to cause KPMG LLP or other relevant independent accountants of the Company and its Subsidiaries to (1) participate in accounting due diligence sessions, (2) provide customary consents to use their audit reports on the consolidated financial statements of the Company to the extent required by SEC rules and regulations in any applicable Offering Documents, and (3) provide any customary comfort letters (including “negative assurance” comfort, if appropriate), in each case in connection with any such senior notes offering;

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(vi)                              cooperate with due diligence relating to such offerings, to the extent customary and reasonable;

(vii)                           furnish promptly, and in any event at least three Business Days prior to the Closing Date (to the extent requested within ten Business Days prior to the Closing Date), all documentation and other information required by any Governmental Entity or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and

(viii)                        cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of such offerings, subject to the occurrence of the Closing.

(b)                                 The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the request from Parent to do so, use commercially reasonable efforts to (x) deliver a prepayment and commitment termination notice (but the Company shall not be obligated to deliver any such notice prior to such time as all conditions to closing of the Merger and the Transactions have been satisfied or waived (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing)) and (y) otherwise facilitate the termination at the Closing of all commitments in respect of the Company Credit Agreement, the repayment by Parent in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, the release on the Closing Date of any Encumbrances securing such Indebtedness and guarantees in connection therewith, and, with respect to any letters of credit outstanding thereunder, the cash collateralization by Parent thereof or the making of any alternate arrangements with respect thereto that are reasonably requested by Parent, including following (and not prior to) the request from Parent to do so, using commercially reasonable efforts to cause the administrative agent under the Company Credit Agreement to deliver to Parent, a customary payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), and shall request that such Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection with the Company Credit Agreement or any other Indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.

(c)                                  To the extent Parent has requested the termination of the commitments under the Company Credit Agreement, Parent shall deposit, or cause to be deposited, funds with the administrative agent no later than the Closing Date in an amount sufficient for such repayment.

(d)                                 The Company shall, and shall cause its Subsidiaries to, following (and not prior to) the request from Parent to do so, use commercially reasonable efforts to (i) on the

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written request of Parent on a date that is five days prior to the Closing Date, deliver an officers’ certificate to the Trustee (as defined in the Company Notes Indenture) in accordance with the Indenture, giving notice of the Company’s intent to consummate an optional redemption of the Company Notes on the occurrence of the Closing and (ii) provide any other reasonable cooperation requested by Parent to facilitate the Parent’s redemption and satisfaction and discharge of the Company Notes and the release of all guarantees in connection therewith, effective as of the Closing Date (including delivering any legal opinions, notices, requests, orders or certificates required to be delivered in connection with the Discharge), provided that, for the avoidance of doubt, no redemption notice will be delivered to the note holders prior to the occurrence of the Closing on the Closing Date.  Parent shall deposit, or cause to be deposited, funds with the trustee for the Company Notes sufficient to fund any Discharge requested by Parent no later than the Closing Date in accordance with the Company Notes Indenture.  The redemption and the satisfaction and discharge of the Company Notes and Company Notes Indenture pursuant to Section 6.19 and the release of all guarantees in connection therewith, are referred to collectively as the “Discharge”.

(e)                                  Notwithstanding anything to the contrary in this Section 6.19, no action shall be required of the Company or its Subsidiaries pursuant to Section 6.19 if any such action shall, or could reasonably be expected to:

(i)                                     cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Parent);

(ii)                                  involve the entry by the Company or any Subsidiary into any agreement or instrument prior to the occurrence of the Closing;

(iii)                               require the Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions (other than certificates and legal opinions required to be delivered in connection with the Discharge);

(iv)                              cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability;

(v)                                 conflict with the organizational documents of the Company or its Subsidiaries or any Laws;

(vi)                              result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party;

(vii)                           require the Company or any of its Subsidiaries to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries;

(viii)                        require the Company or any of its Subsidiaries to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

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(ix)                              prepare any projections or pro forma financial statements, which shall be the sole responsibility of Parent;

(x)                                 unreasonably interfere with the ongoing business or operations of the Company and/or its Subsidiaries;

(xi)                              require the Company or any Subsidiary to pay any commitment or other fee or incur any other expense, liability or obligation prior to the Closing Date for which it has not received prior reimbursement; or

(xii)                           cause any director, officer, or employee of Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity.

(f)                                   Promptly upon the Company’s request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with cooperation or assistance with financing arrangements, debt repayments, or any other matters contemplated by this Section 6.19 shall be paid or reimbursed by Parent.

(g)                                  Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with Parent’s financing arrangements, debt repayments, or any assistance or cooperation contemplated by this Section 6.19 (other than arising from fraud on the part of the Company or its Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated.

(h)                                 For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.19 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(i)                                     Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.19, shall be deemed satisfied absent gross negligence or intentional misconduct on the part of the Company.

6.20                  Company Benefit Plans(a)     .  Prior to the Closing Date, the Company shall take all actions necessary or appropriate to: (a) adopt resolutions to terminate each Company Benefit Plan that includes a “qualified cash or deferred arrangement” as defined in Section 401(k)(2) of the Code (a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date (b) provide evidence that each Company 401(k) Plan has been terminated by providing a copy of the action of the Company Board in form and substance satisfactory to

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Parent, and (c) take such other actions reasonably necessary or appropriate in furtherance of terminating each Company 401(k) Plan as Parent may reasonably require. Each participant in the Company 401(k) Plan who is employed by Parent or the Surviving Corporation after the Effective Time shall be immediately eligible, as of the Effective Time, to commence participation in a tax-qualified defined contribution plan of Parent or one of its Affiliates (the “Parent 401(k) Plan”) and be given the opportunity to elect to “roll over” the account balance (including any outstanding loans) under the Company 401(k) Plan to the Parent 401(k) Plan.

6.21                  Company Preferred Stock.  Promptly following the date hereof, the Company shall, or shall cause the transfer agent under the Company Preferred Stock to, (a) send a Fundamental Change Notice (as defined in the Certificate of Designations) and any other required notice, to each holder of Company Preferred Stock in accordance with the Certificate of Designations and applicable Law; provided, that any such notice shall be subject to the approval of Parent (which approval shall not be unreasonably withheld or delayed) and (b) furnish to Parent information and reasonable assistance in connection with the issuance of Parent Series B Preferred Stock in accordance with Section 2.3(c).

ARTICLE VII
CONDITIONS PRECEDENT

7.1                         Conditions to Each Party’s Obligation to Consummate the Merger.  The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a)                                 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 HSR Clearance.  Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c)                                  No Injunctions or Restraints.  No Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted after the date of this Agreement that makes consummation of the Merger illegal or otherwise prohibited.

(d)                                 Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e)                                  NYSE Listing.  The shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

7.2                         Additional Conditions to Obligations of Parent and the Merger Subs.  The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger are subject to

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the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)                                 Representations and Warranties of the Company.  (i) The representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b), Section 4.2(e)(i) and Section 4.6(a), shall be true and correct (except, with respect to Section 4.2(a) and Section 4.2(b) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.2(e)(ii), Section 4.3(a), Section 4.22 and Section 4.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to the foregoing clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)                                  Compliance Certificate.  Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d)                                 Tax Opinion.  Parent shall have received a written opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering the opinion described in this Section 7.2(d), Parent Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Parent Tax Counsel reasonably deems relevant.

7.3                         Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

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(a)                                 Representations and Warranties of Parent, Merger Sub 1 and Merger Sub 2.  (i) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.2(a), Section 5.2(b) and Section 5.6(a) shall be true and correct (except, with respect to Section 5.2(a) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 5.1, Section 5.3(a), Section 5.19 and Section 5.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Article V of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except, with respect to the foregoing clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and the Merger Subs.  Parent, Merger Sub 1 and Merger Sub 2 each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)                                  Compliance Certificate.  The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)                                 Tax Opinion.  The Company shall have received a written opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering the opinion described in this Section 7.3(d), Company Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Company Tax Counsel reasonably deems relevant.

7.4                         Frustration of Closing Conditions.  None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach in any material respect of any covenant of this Agreement.

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ARTICLE VIII
TERMINATION

8.1                         Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as expressly set forth below):

(a)                                 by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent:

(i)                                     if any Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted after the date of this Agreement any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)                                  if the Merger shall not have been consummated on or before 5:00 p.m. Mountain time, on July 18, 2019; provided that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than October 18, 2019 (the “End Date Extension”, and such date, as it may be extended by the End Date Extension, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose violation or breach of any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)                               in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (i) forty-five days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (ii) two Business Days prior to the End Date (a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

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(iv)                              if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof;

(c)                                  by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change of Recommendation;

(d)                                 by the Company, prior to the time the Company Stockholder Approval is obtained, in accordance with Section 6.3(f)(iii); provided, however, that the Company shall have contemporaneously with such termination paid or caused to be paid to Parent of the Company Termination Fee pursuant to Section 8.3(b);

8.2                         Notice of Termination; Effect of Termination.

(a)                                 A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.1(b)(iii) or paid the fee required by Section 8.1(d), to the extent applicable).

(b)                                 In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the stockholders of the Company, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud.

8.3                         Expenses and Termination Fees.

(a)                                 Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)                                 If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent.  If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

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(c)                                  If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and the breach giving rise to such termination was a Willful and Material Breach by the Company of a covenant or other agreement contained in this Agreement (provided, that solely for purposes of this Section 8.3(c), the word “may” in the definition of Willful and Material Breach shall be replaced with the word “would”), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or disclosed prior to the Company Stockholders Meeting and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal or consummates any transaction meeting the parameters of a Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee (less any amounts previously paid by the Company to Parent in accordance with Section 8.3(d)), in cash by wire transfer of immediately available funds to an account designated by Parent, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(c), any reference in the definition of Company Competing Proposal to “twenty five percent (25%)” shall be deemed to be a reference to “more than eighty percent (80%)”.

(d)                                 If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses, in cash by wire transfer of immediately available funds to an account designated by Parent within two Business Days of such termination.

(e)                                  In the event that a terminating party has the right to terminate pursuant multiple provisions of Section 8.1, such terminating party may elect which provision pursuant to which it is terminating this Agreement. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  If the Company fails to promptly pay to Parent the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  If, in order to obtain such payment, Parent commences a Proceeding that results in judgment for Parent for such amount, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.  The parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, Merger Sub 1 and Merger Sub 2 and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of Parent, Merger Sub 1 or Merger Sub 2 or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or

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obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent, Merger Sub 1 and Merger Sub 2 against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX
GENERAL PROVISIONS

9.1                         Schedule Definitions.  All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A), except as otherwise defined therein.

9.2                         Survival.  Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I (and the provisions that substantively define any related defined terms not substantively defined in Article I), II, III and IX, Section 4.27, Section 5.25, Section 6.6(b), Section 6.8, Section 6.9, Section 6.15 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, will survive the Closing.  The Confidentiality Agreement shall (i) survive termination of this Agreement pursuant to Article VIII and (ii) terminate as of the Effective Time.

9.3                         Notices.  All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case as addressed as follows:

(i)                                     if to Parent or the Merger Subs, to:

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203-4553
Attention:  Francis B. Barron
E-mail: fbarron@cimarex.com

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with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St, 44th Floor
Houston, Texas 77002

Attention:  Christine LaFollette
E-mail:  clafollette@akingump.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower
New York, New York 10036

Attention:  Jeffrey Kochian
E-mail:  jkochian@akingump.com

(ii)                                  if to the Company, to:

Resolute Energy Corporation
1700 Lincoln Street, Suite 2800,

Denver, Colorado 80203
Attention:  Michael Stefanoudakis
E-mail:  MStefanoudakis@resoluteenergy.com

with a required copy to (which copy shall not constitute notice):

Arnold & Porter Kaye Scholer LLP

Suite 4400, 370 Seventeenth Street

Denver, Colorado 80202

Attention:  Ronald R. Levine, II
E-mail:  ron.levine@arnoldporter.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark Gordon

E-mail: MGordon@wlrk.com

9.4                         Rules of Construction.

(a)                                 Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

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(b)                                 The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect.  The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto, and for purposes of Schedule 6.1 of the Company Disclosure Letter, any item disclosed in response to any subclause of Schedule 6.1 shall be deemed to be disclosed in response to each other subclause of Schedule 6.1 to the extent that the relevance of such item to such subclause is reasonably apparent.

(c)                                  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)                                 All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections or other subdivisions, to the extent applicable, refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and

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the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Mountain time.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  The term “dollars” and the symbol “$” mean United States Dollars.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)                                  In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; and (v) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded (e.g., if an act must be completed within two days of an event, if such event occurs on a Tuesday, then such act must be completed by the end of the day on Thursday) and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

9.5                         Counterparts.  This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6                         Entire Agreement; Third Party Beneficiaries.  This Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company Preferred Stock or Company Equity Awards to receive the Merger Consideration), Section 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, in the event of Parent’s, Merger Sub 1’s or Merger Sub 2’s Willful and Material Breach of this Agreement or intentional and knowing fraud, then the Company’s stockholders, acting solely through the

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Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.7                         Governing Law; Venue; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)                                 THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH

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OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8                         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.9                         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 9.9 shall be void.

9.10                  Specific Performance.  The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties.  Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent

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breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.  Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there would be an adequate remedy at Law; and (c) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, all in accordance with the terms of this Section 9.10.  If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.11                  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.12                  Extension; Waiver.  At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective Boards of Directors, to the extent legally permitted: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CIMAREX ENERGY CO.

By:	/s/ Thomas E. Jorden
Name: Thomas E. Jorden
Title: Chief Executive Officer and President

CR SUB 1 INC.

By:	/s/ Thomas E. Jorden
Name: Thomas E. Jorden
Title: Chief Executive Officer and President

CR SUB 2 LLC

By:	/s/ Thomas E. Jorden
Name: Thomas E. Jorden
Title: Chief Executive Officer and President

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

RESOLUTE ENERGY CORPORATION

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Antitrust Authority” shall have the meaning ascribed to it in Section 6.7(c).

“Antitrust Laws” mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Appraisal Shares” shall have the meaning ascribed to it in Section 3.6.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Book-Entry Shares” shall have the meaning ascribed to it in Section 3.5(b)(i).

“Business Day” means a day other than a day on which banks in the State of Colorado are authorized or obligated to be closed.

“Cancelled Shares” shall have the meaning ascribed to it in Section 3.1(b)(iv).

“Cap Amount” shall have the meaning ascribed to it in Section 6.9(d).

“Cash Election” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Cash Election Consideration” shall have the meaning ascribed to it in Section 3.1(b)(i)(B).

“Cash Election Share” shall have the meaning ascribed to it in Section 3.4(a)(iii).

“Certificate of Designations” means the Certificate of Designations of the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock of the Company.

“Certificate of First Merger” shall have the meaning ascribed to it in Section 2.3(b).

“Certificate of Second Merger” shall have the meaning ascribed to it in Section 2.3(c).

“Certificates” shall have the meaning ascribed to it in Section 3.5(b)(i).

Annex A - 1

“Closing” shall have the meaning ascribed to it in Section 2.3(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.3(a).

“Code” shall have the meaning ascribed to it in Recitals.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company 401(k) Plan” shall have the meaning ascribed to it in Section 6.20.

“Company Approvals” shall have the meaning ascribed to it in Section 4.4.

“Company Benefit Plans” shall have the meaning ascribed to it in Section 4.10(a).

“Company Board” shall have the meaning ascribed to it in Recitals.

“Company Board Recommendation” shall have the meaning ascribed to it in Section 4.3(a).

“Company Capital Stock” shall have the meaning ascribed to it in Section 4.2(a).

“Company Change of Recommendation” shall have the meaning ascribed to it in Section 6.3(d).

“Company Common Stock” shall have the meaning ascribed to it in Section 3.1(b)(i).

“Company Competing Proposal” means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving:  (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of the Subsidiaries of the Company) that account for twenty five percent (25%) (based on the fair market value) or more of the consolidated assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty five percent (25%) or more of the voting power of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty five percent (25%) or more of the voting power of the Company, (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group to acquire beneficial ownership of at least twenty five percent (25%) of the Company’s and its Subsidiaries’ assets or equity interests.

“Company Contracts” shall have the meaning ascribed to it in Section 4.19(b).

“Company Credit Agreement” means Third Amended and Restated Credit Agreement, dated as of February 17, 2017, by and among the Company, as borrower, certain subsidiaries of

Annex A - 2

the Company, as guarantors, Bank of Montreal, as administrative agent, and the lenders party thereto, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated May 8, 2017, the Second Amendment to Third Amended and Restated Credit Agreement, dated October 18, 2017, the Third Amendment to Third Amended and Restated Credit Agreement, dated March 16, 2018, and Fourth Amendment to Third Amended and Restated Credit Agreement, dated September 14, 2018.

“Company Disclosure Letter” shall have the meaning ascribed to it in Article IV.

“Company Equity Award Cash Payment” means the aggregate amount of cash payable to holders of Company SARs and Company Restricted Cash Awards in accordance with Section 3.2.

“Company Equity Awards” means, collectively, the Company Options, the Company Outperformance RSUs, the Company Restricted Stock and the Company SARs.

“Company Equity Plan” means the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended.

“Company Independent Petroleum Engineers” shall have the meaning ascribed to it in Section 4.17(a).

“Company Intellectual Property” shall have the meaning ascribed to it in Section 4.14(a).

“Company Intervening Event” means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Parent Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or Parent or any of their respective Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Company Intervening Event.

“Company IT Systems” means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by Company and its Subsidiaries in the conduct of their business.

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“Company Material Adverse Effect” shall have the meaning ascribed to it in Section 4.1.

“Company Material Leased Real Property” shall have the meaning ascribed to it in Section 4.15.

“Company Material Real Property Lease” shall have the meaning ascribed to it in Section 4.15.

“Company Notes” means the 8.50% Senior Notes due 2020 issued under the Company Notes Indenture.

“Company Notes Indenture” means the Indenture, dated April 25, 2012, among the Company, the Guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 8.50% Senior Notes due 2020, as amended or supplemented.

“Company Oil and Gas Leases” shall have the meaning ascribed to it in Section 4.17(c).

“Company Oil and Gas Properties” shall have the meaning ascribed to it in Section 4.17(a).

“Company Option” means each option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

“Company Outperformance RSU” means each Company RSU which would, if the relevant performance and other vesting conditions are met, result in the issuance of one share of Company Common Stock to the holder of such restricted stock unit.

“Company Owned Real Property” shall have the meaning ascribed to it in Section 4.15.

“Company Permits” shall have the meaning ascribed to it in Section 4.9.

“Company Preferred Stock” shall have the meaning ascribed to it in Section 4.2(a).

“Company Qualified Plans” shall have the meaning ascribed to it in Section 4.10(d).

“Company Reserve Report” shall have the meaning ascribed to it in Section 4.17(a).

“Company Restricted Cash Award” means each award of restricted cash granted pursuant to the Company Equity Plan.

“Company Restricted Stock” means each unvested share of Company Common Stock granted pursuant to the Company Equity Plan.

“Company Rights” shall have the meaning ascribed to it in Section 3.1(d).

“Company RSU” means each outperformance share right granted pursuant to the Company Equity Plan.

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“Company SAR” means each stock appreciation right granted pursuant to the Company Equity Plan.

“Company SEC Documents” shall have the meaning ascribed to it in Section 4.5(a).

“Company Stockholder Approval” means the approval of this Agreement by the stockholders of the Company in accordance with the DGCL and the Organizational Documents of the Company.

“Company Stockholders Meeting” shall have the meaning ascribed to it in Section 4.4.

“Company Superior Proposal” means any bona fide, written Company Competing Proposal (with references to twenty five percent (25%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, taking into account financing requirements of the purchaser, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s stockholders than the Transactions.

“Company Tax Certificate” shall have the meaning ascribed to it in Section 6.15.

“Company Tax Counsel” shall have the meaning ascribed to it in Section 6.15.

“Company Termination Fee” means a cash amount equal to $35,900,000.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 6.6(b).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization.

“Continuation Period” shall have the meaning ascribed to it in Section 6.8(a).

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group Liability” shall have the meaning ascribed to it in Section 4.10(e).

“Conversion Rate” means 33.8616.

“Converted Shares” shall have the meaning ascribed to it in Section 3.1(b)(iv).

“Creditors’ Rights” shall have the meaning ascribed to it in Section 4.3(a).

“Derivative Transaction” means any currently outstanding swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity

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securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” shall have the meaning ascribed to it in the Recitals.

“Discharge” shall have the meaning ascribed to it in Section 6.19(d).

“Effective Time” shall have the meaning ascribed to it in Section 2.3(b).

“Election” shall have the meaning ascribed to it Section 3.3(b).

“Election Deadline” shall have the meaning ascribed to it Section 3.3(b)(iii).

“Election Form” shall have the meaning ascribed to it in Section 3.3(a).

“Election Form Mailing Date” shall have the meaning ascribed to it in Section 3.3(a).

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“End Date” shall have the meaning ascribed to it in Section 8.1(b)(ii).

“End Date Extension” shall have the meaning ascribed to it in Section 8.1(b)(ii).

“Environmental Laws” means any and all Laws related or pertaining to public health and safety, worker/occupational health and safety (to the extent related to exposure to Hazardous Substances), pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, plant and animal life or any other natural resources), or conservation of natural resources (including threatened or endangered species), including those related to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning ascribed to it in Section 3.5(a).

“Exchange Fund” shall have the meaning ascribed to it in Section 3.5(a).

“Exchange Ratio” shall have the meaning ascribed to it in Section 3.1(b)(i)(C).

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“First Merger” shall have the meaning ascribed to it in Section 2.1.

“GAAP” shall have the meaning ascribed to it in Section 4.5(b).

“Governmental Entity” means any court, governmental, arbitral, regulatory or administrative agency or commission, department, board, bureau or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is regulated because of its effect or potential effect on public health or the environment, including any substance, material or waste that is defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and including any petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing materials, radioactive materials (including naturally occurring radioactive materials), radon, and polychlorinated biphenyls.

“HSR Act” shall have the meaning ascribed to it in Section 4.4.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are or would be required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as GAAP is in effect of the date hereof; (e) indebtedness of others as described in clauses (a)-(d) above guaranteed by such Person; provided that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning ascribed to it in Section 6.9(a).

“Indemnified Persons” shall have the meaning ascribed to it in Section 6.9(a).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including:  (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective

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marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“knowledge” means the actual knowledge (following reasonable due inquiry) of (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, constitution, statute, rule, regulation, ordinance, code, judgment, order, decree, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 3.5(b)(i).

“Material Adverse Effect” means, when used with respect to any Person, any fact, occurrence, effect, change, event or development (“Effect”) that (a) is materially adverse to the business, properties, operations or the financial condition of such Person and its Subsidiaries, taken as a whole, or (b) prevents the consummation of the Transactions prior to the End Date by such Person; provided, however, that solely in the case of clause (a) above, no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” or taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:  (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; (viii)

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compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (ix) the failure to take any action prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock or any change in the ratings or ratings outlook for such Person or any of its Subsidiaries; (xii) any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures, to the extent not otherwise excluded by this proviso, may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xiii) any Proceedings made or brought or other actions taken by any of the current or former stockholders or stockholders (as applicable) of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub 1, Merger Sub 2 or any of their directors or officers, arising out of the Merger or in connection with any other Transactions; and (xiv) Effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case, attributable solely to the identity of Parent or its Affiliates; except, in the cases of foregoing clauses (i) through (v), to the extent such Effects disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) may be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent of any such disproportionality).

“Material Company Insurance Policies” shall have the meaning ascribed to it in Section 4.21.

“Maximum Cash Election Consideration” means an amount equal to the difference between (a) $385,258,308.69, without interest minus (b) the Company Equity Award Cash Payment minus (c) the product of (i) the Mixed Election Cash Amount multiplied by (ii) the Mixed Election Shares minus (d) the Rolled Preferred Cash Value.

“Maximum Stock Election Consideration” means a number of shares of Parent Common Stock equal to the difference between (a) 6,510,315 minus (b) the product of (i) the Mixed Election Exchange Ratio multiplied by (b) the Mixed Election Shares minus (c) the Rolled Preferred Stock Value.

“Merger” shall have the meaning ascribed to it in Section 2.2.

“Merger Consideration” means, as applicable, the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration, as applicable, in accordance with the terms of Section 3.4.

“Merger Sub 1” shall have the meaning ascribed to it in the Preamble.

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“Merger Sub 2” shall have the meaning ascribed to it in the Preamble.

“Merger Sub 1 Board” shall have the meaning ascribed to it in Recitals.

“Merger Subs” shall have the meaning ascribed to it in the Preamble.

“Mixed Election” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Mixed Election Cash Amount” shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

“Mixed Election Consideration” shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

“Mixed Election Exchange Ratio” shall have the meaning ascribed to it in Section 3.1(b)(i)(A).

“Mixed Election Share” shall have the meaning ascribed to it in Section 3.4(a)(i).

“Multiemployer Plan” shall have the meaning ascribed to it in Section 4.10(f).

“Multiple Employer Plan” shall have the meaning ascribed to it in Section 4.10(f).

“New Plans” shall have the meaning ascribed to it in Section 6.8(b).

“NYSE” means the New York Stock Exchange.

“Offering Documents” shall have the meaning ascribed to it in Section 6.19(a).

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property, in each case which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the

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organizational, constituent and/or governing documents and/or instruments of such Person.  When used with respect to the Company, “Organizational Documents” shall also include the Rights Agreement and the Rights Agreement Amendment.

“Parent” shall have the meaning ascribed to it in the Preamble.

“Parent 401(k) Plan” shall have the meaning ascribed to it in Section 6.20.

“Parent Approvals” shall have the meaning ascribed to it in Section 5.4.

“Parent Benefit Plans” shall have the meaning ascribed to it in Section 5.10(a).

“Parent Board” shall have the meaning ascribed to it in Recitals.

“Parent Common Stock” shall have the meaning ascribed to it in the Recitals.

“Parent Disclosure Letter” shall have the meaning ascribed to it in Article V.

“Parent Equity Plan” means the Cimarex Energy Co. 2014 Equity Incentive Plan.

“Parent Expenses” means a cash amount equal to $7,500,000.

“Parent Independent Petroleum Engineers” shall have the meaning ascribed to it in Section 5.17(a).

“Parent Intellectual Property” shall have the meaning ascribed to it in Section 5.14.

“Parent Material Adverse Effect” shall have the meaning ascribed to it in Section 5.1.

“Parent Material Leased Real Property” shall have the meaning ascribed to it in Section 5.15.

“Parent Material Real Property Lease” shall have the meaning ascribed to it in Section 5.15.

“Parent Oil and Gas Leases” shall have the meaning ascribed to it in Section 5.17(c).

“Parent Oil and Gas Properties” shall have the meaning ascribed to it in Section 5.17(a).

“Parent Owned Real Property” shall have the meaning ascribed to it in Section 5.15.

“Parent Permits” shall have the meaning ascribed to it in Section 5.9.

“Parent Preferred Stock” shall have the meaning ascribed to it in Section 5.2(a).

“Parent Series B Preferred Stock” means the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share of Parent to be authorized by Parent and having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting

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powers of the Company Preferred Stock.  For the avoidance of doubt, the Parent Series B Preferred Stock shall take into account the Exchange Ratio as appropriate (e.g., by multiplying the Conversion Rate (as defined in the Certificate of Designations) by the Exchange Ratio).

“Parent Qualified Plans” shall have the meaning ascribed to it in Section 5.10(b).

“Parent Reserve Report” shall have the meaning ascribed to it in Section 5.17(a).

“Parent SEC Documents” shall have the meaning ascribed to it in Section 5.5(a).

“Parent Tax Certificate” shall have the meaning ascribed to it in Section 6.15.

“Parent Tax Counsel” shall have the meaning ascribed to it in Section 6.15.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Payoff Letter” shall have the meaning ascribed to it in Section 6.19(c).

“Permitted Encumbrances” means:

(a)                                 to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)                                 contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves in accordance with GAAP have been established by the party responsible for payment thereof;

(c)                                  Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable;

(d)                                 Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase

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price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect on the value, use or operation of the property encumbered thereby;

(e)                                  such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or the Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

(f)                                   all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)                                  any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

(h)                                 Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(i)                                     Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

(j)                                    with respect to the Company and its Subsidiaries, Encumbrances arising under or the Company Credit Agreement.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means such term or like terms set forth in any privacy Law that describes, covers or defines data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of, or is likely to come into the possession of a party, including a combination of an individual’s name, address or phone number with any such individual’s username and password, social security number or other government-issued number, financial account number, date of birth, email address or other personally identifiable information.

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“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, notice of violation, citation, summons, subpoena, inquiry, hearing, complaint, petition, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” shall have the meaning ascribed to it in Section 4.4.

“Record Date” has the meaning ascribed to it in Section 3.3(a).

“Registration Statement” shall have the meaning ascribed to it in Section 4.8.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Rights Agreement” means Rights Agreement dated May 17, 2016 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

“Rights Agreement Amendment” shall have the meaning ascribed to it in Section 4.26.

“Rights-of-Way” shall have the meaning ascribed to it in Section 4.16.

“Rolled Preferred Cash Value” means an amount equal to the product of (a) aggregate number of Rolled Preferred Shares multiplied by (b) the Conversion Rate multiplied by (c) the Cash Election Consideration multiplied by (d) 0.40.

“Rolled Preferred Share” shall have the meaning ascribed to it in Section 3.1(b).

“Rolled Preferred Stock Value” means a number of shares of Parent Common Stock equal to the product of (a) aggregate number of Rolled Preferred Shares multiplied by (b) the Conversion Rate multiplied by (c) the Exchange Ratio multiplied by (d) 0.60.

“Sarbanes-Oxley Act” shall have the meaning ascribed to it in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

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“Second Merger” shall have the meaning ascribed to it in Section 2.2.

“Second Merger Effective Time” shall have the meaning ascribed to it in Section 2.3(c).

“Section 262” shall have the meaning ascribed to it in Section 3.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Election” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Stock Election Consideration” shall have the meaning ascribed to it in Section 3.1(b)(i)(C).

“Stock Election Share” shall have the meaning ascribed to it in Section 3.4(a)(ii).

“Stockholder Proxy” shall have the meaning ascribed to it in Section 6.5(c).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Company” shall have the meaning ascribed to it in Section 2.2.

“Surviving Corporation” shall have the meaning ascribed to it in Section 2.1.

“Surviving Corporation Preferred Stock” means the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, of the Surviving Corporation.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes, duties, levies or other similar governmental assessments of any kind, including income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties and additions to tax imposed with respect thereto.

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“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Terminable Breach” shall have the meaning ascribed to it in Section 8.1(b)(iii).

“Transaction Agreements” means this Agreement, the Voting Agreements and each other agreement to be executed and delivered in connection herewith and therewith.

“Transaction Litigation” shall have the meaning ascribed to it in Section 6.10.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements.

“Treasury Regulations” shall have the meaning ascribed to it in the Recitals.

“Voting Agreement” shall have the meaning ascribed to it in the Recitals.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders or stockholders (as applicable) of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” means a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Annex A - 16

ANNEX B

Form of Voting Agreement (Executives)

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AGREEMENT, dated as of November 18, 2018 (this “Agreement”), is entered into by and among Cimarex Energy Co., a Delaware corporation (“Parent”), and the undersigned signatory set forth on the signature pages hereto under the heading “Company Stockholder” (“Company Stockholder”). Parent and Company Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Company Stockholder is the beneficial or record owner and has either sole voting power or shared voting power over, such number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of Resolute Energy Corporation, a Delaware corporation (the “Company”), as is indicated opposite Company Stockholder’s name on Schedule A attached hereto and (a) includes shares of Company Common Stock (i) acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of Company Equity Awards or the conversion of any convertible securities or otherwise or (ii) held by Company Stockholder in a revocable trust or a retirement account but (b) does not include shares of Common Stock (i) subject to future vesting and (ii) that are not currently exercisable nor will become exercisable within 60 days of the date hereof.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CR Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), CR Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that provides, among other things, for (i) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the “First Merger”) and, immediately thereafter, the merger of the surviving entity of the First Merger with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of such second merger (the “Second Merger” and, collectively with the First Merger, the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that Company Stockholder agree, and Company Stockholder has agreed to, enter into this Agreement with respect to all Company Common Stock and Series B Preferred Stock that Company Stockholder Beneficially Owns (including those owned of record);

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that certain other company stockholders (“Other Company Stockholders”) agree, and Other Company Stockholders have agreed, to enter into substantially similar voting and support agreements with respect to all Company Common Stock and Series B Preferred Stock that such Other Company Stockholders Beneficially Own (including those owned of record);

WHEREAS, prior to the date hereof, the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

Annex B-1

WHEREAS, Parent desires that Company Stockholder agrees, and Company Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger as promptly as reasonably practicable.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Company Stockholder’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or (c) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and (b) Company Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Company Stockholder to an Other Company Stockholder or to an Affiliate of Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in the form attached hereto as Exhibit I, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to Company Stockholder and otherwise become a party for all purposes of this Agreement (the “Joinder”), (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Company Stockholder, (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder or (iv) pursuant to net exercises in connection with option exercises or similar transactions under the Company’s equity incentive plans, or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.

“Subject Securities” shall mean shares of Company Common Stock, New Company Common Stock and Company Preferred Stock.

Annex B-2

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2.   Agreement to Retain Subject Securities.

2.1  Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, Company Stockholder shall not, with respect to any Subject Securities Beneficially Owned by Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2  Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting Company Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits Company Stockholder from taking any such action, and (ii) Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

2.3  Additional Purchases; Adjustments. Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that Company Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Company Common Stock, and Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

Annex B-3

2.4. Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of Company Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.  Agreement to Vote and Approve. From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, Company Stockholder shall, and shall cause each holder of record of Subject Securities that are Beneficially Owned by Company Stockholder on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Company Competing Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent’s stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement. The obligations specified in this Section 3 shall apply whether or not (x) the board of directors the Company (or any committee thereof) makes a Company Change of Recommendation or (y) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

4. Irrevocable Proxy. Company Stockholder hereby revokes any and all previous proxies granted with respect to Company Stockholder’s Subject Securities. By execution of this Agreement, Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Company Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of Company Stockholder’s rights with respect to the Subject Securities Beneficially Owned by Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and Company Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. Company Stockholder and the Parent (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and Company Stockholder shall be obligated to so vote the Subject Securities.

5. Representations and Warranties of Company Stockholder. Company Stockholder represents and warrants to Parent as follows:

5.1  Due Authority. Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder

Annex B-4

and constitutes a valid and binding agreement of Company Stockholder enforceable against it in accordance with its terms.

5.2  Ownership of the Subject Securities. As of the date hereof, Company Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite Company Stockholder’s name, free and clear of any and all Encumbrances, other than those created by this Agreement or as set forth on Schedule B1, and, (b) except as set forth on Schedule B2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by Company Stockholder. As of the date hereof, Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Subject Securities set forth on Schedule A opposite Company Stockholder’s name. As of the date hereof, Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite Company Stockholder’s name, or as set forth on Schedule B3.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Company Stockholder does not, and the performance by Company Stockholder of the obligations under this Agreement and the compliance by Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Subject Securities Beneficially Owned by Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which Company Stockholder is bound which would materially adversely affect Company Stockholder’s ability to perform its obligations hereunder.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Company Stockholder in connection with the execution and delivery of this Agreement or the performance by Company Stockholder of its obligations hereunder.

5.4 Absence of Litigation. There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, Company Stockholder that would materially adversely affect the ability of such Company Stockholder to perform Company Stockholder’s obligations hereunder.

5.5 Ownership of Parent Common Stock. As of the date hereof, Company Stockholder does not Beneficially Own directly any shares of Parent Common Stock, other than in mutual funds or similar accounts.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10.15 and (y) Section 10.16) shall survive termination of this Agreement.

Annex B-5

7.  Notice of Certain Events. Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of Company Stockholder under this Agreement and (b) the receipt by Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8.  No Solicitation. Company Stockholder will not, and will cause its Representatives not to, and will not announce any intention to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (b) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (c) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal or (e) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (a) — (d). Notwithstanding anything in this Agreement to the contrary, Company Stockholder, directly or indirectly through one or more of its Representatives, may engage in the actions referred to in clauses (a) - (d) of this Section 8 with any Person if the Company is permitted to engage in such actions with such Person pursuant to Section 6.3 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 6.3 of the Merger Agreement.

9.  Waiver of Certain Actions.

(a) Company Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Company Stockholder may have with respect to the Subject Securities.

(b) Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

10.  Miscellaneous.

10.1  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to

Annex B-6

delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.2  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.2 shall be void and shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

10.3  Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) Company Stockholder.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4  Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

(a) if to Parent or the Merger Subs, to:

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

Attention:  Francis Barron

E-mail:  fbarron@cimarex.com

Annex B-7

with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower
New York, New York 10036

Attention:  Jeffrey Kochian
E-mail:  jkochian@akingump.com

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St, 44th Floor
Houston, Texas 77002

Attention:  Christine LaFollette
E-mail:  clafollette@akingump.com

(b) if to Company Stockholder, to:

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Attention:  Michael Stefanoudakis

E-mail:  michael.stefanoudakis@resoluteenergy.com

with a required copy to (which copy shall not constitute notice):

Arnold & Porter
370 17th Street, Suite 4400
Denver, Colorado 80202
Attention:  Ron Levine
E-mail: ron.levine@arnoldporter.com

Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

10.6  Submission to Jurisdiction. The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue

Annex B-8

thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.7  Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

10.8  No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.11  Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

Annex B-9

10.12  No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Company Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.

10.13  Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

10.14 Action in Company Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by Company Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Company Stockholder’s capacity as a director, officer or employee of the Company, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by Company Stockholder or its designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

10.15  Documentation and Information. Company Stockholder shall not make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Company Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Company Stockholder’s commitments and obligations under this Agreement, and Company Stockholder acknowledges that Parent may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

10.16  Obligation to Update Schedule A. Company Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by Company Stockholder, Company Stockholder will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow]

Annex B-10

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

CIMAREX ENERGY CO.

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

[Company Stockholder]

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Number of Shares of Company Preferred Stock Beneficially Owned	Number of Shares of Company Preferred Stock Owned of Record
	[•]	[•]	—	—
	[•]	[•]	[•]	[•]
	[•]	[•]	—	—

SCHEDULE A TO VOTING AGREEMENT

SCHEDULE B

B1

[•]

SCHEDULE B TO VOTING AGREEMENT

B2

[•]

SCHEDULE B TO VOTING AGREEMENT

B3

[•]

SCHEDULE B TO VOTING AGREEMENT

ANNEX C

Form of Voting Agreement (Investors)

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AGREEMENT, dated as of November 18, 2018 (this “Agreement”), is entered into by and among Cimarex Energy Co., a Delaware corporation (“Parent”), and the undersigned signatories set forth on the signature pages hereto under the heading “Company Stockholders” (collectively, the “Company Stockholders”). Parent and the Company Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, each of the Company Stockholders is the beneficial or record owners and has either sole voting power or shared voting power together with the other Company Stockholders over, such number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of Resolute Energy Corporation, a Delaware corporation (the “Company”), as is indicated opposite Company Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CR Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), CR Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that provides, among other things, for (i) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the “First Merger”) and, immediately thereafter, the merger of the surviving entity of the First Merger with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of such second merger (the “Second Merger” and, collectively with the First Merger, the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Company Stockholder agree, and Company Stockholder has agreed, to enter into this Agreement with respect to all Company Common Stock and Series B Preferred Stock that Company Stockholder Beneficially Owns (including those owned of record);

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that certain other company stockholders (“Other Company Stockholders”) agree, and Other Company Stockholders have agreed to, enter into substantially similar voting and support agreements with respect to all Company Common Stock and Series B Preferred Stock that such Other Company Stockholders Beneficially Own (including those owned of record);

WHEREAS, prior to the date hereof, the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

WHEREAS, Parent desires that the Company Stockholders agree, and the Company Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities in a manner so as to facilitate consummation of the Merger.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.  Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Company Stockholder’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“control” (including, with correlative meanings, the terms “controlled by” and “controlling”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the receipt of Company Stockholder Approval; (b) the date of any amendment, waiver or modification of the Merger Agreement without the Company Stockholders’ prior written consent that has the effect of (1) decreasing the Merger Consideration, (2) changing the form of Merger Consideration, in each case, payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement or (3) otherwise affecting the Company Stockholders in a materially adverse manner; (c) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof; or (d) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and (b) such Company Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Company Stockholder to an Other Company Stockholder or to any Person, so long as such Person, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in the form attached hereto as Exhibit I, pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement (the “Joinder”), (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Company Stockholder or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder, or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger Agreement; provided that no such Transfer shall relieve Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.

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“Subject Securities” shall mean shares of Company Common Stock, New Company Common Stock and Company Preferred Stock.

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person; provided, that any transaction shall not constitute a Transfer so long as such transaction does not in any way limit the ability of such Company Stockholder to vote its Subject Securities in accordance with the terms of this Agreement.  For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2.   Agreement to Retain Subject Securities.

2.1  Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, no Company Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2  Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Company Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of each Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits such Company Stockholder from taking any such action, and (ii) each Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

2.3  Additional Purchases; Adjustments. Each Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that Company Stockholder acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Company Common Stock, and such Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

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2.4. Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Company Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3.  Agreement to Vote and Approve. From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Company Stockholder shall, and shall cause each holder of record of Subject Securities on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Company Competing Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent’s stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement; provided, that in the case of each of clause (a) and (b) above, the Merger Agreement shall not have been amended or modified without the Company Stockholders’ consent (1) to decrease the Merger Consideration, (2) to change the form of Merger Consideration, in each case, payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement or (3) otherwise affecting the Company Stockholders in a materially adverse manner, provided further, that in the event the Company has effected (and not withdrawn) a Company Change of Recommendation, the Company Stockholders shall be released from their obligations under this Section 3.

4. Irrevocable Proxy. Each Company Stockholder hereby revokes any and all previous proxies granted with respect to such Company Stockholder’s Subject Securities. By execution of this Agreement, each Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Company Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of such Company Stockholder’s rights with respect to the Subject Securities Beneficially Owned by such Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each Company Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters with no power granted to Parent in respect of such other matters; provided, however, that the foregoing shall only be effective if (i) such Company Stockholder fails to be counted as present, to consent or to vote such Subject Securities in accordance with the terms of this Agreement and (ii) the Company Stockholders have not been released from their obligations under Section 3 of this Agreement pursuant to the final proviso thereof. The Company Stockholders and Parent (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and the Company Stockholders shall be obligated to so vote the Subject Securities.

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5. Representations and Warranties of Company Stockholders. Each Company Stockholder represents and warrants to Parent as follows:

5.1  Due Authority. Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

5.2  Ownership of the Subject Securities. As of the date hereof, such Company Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite such Company Stockholder’s name, free and clear of any and all Encumbrances, other than those created by this Agreement, Encumbrances applicable to shares of Company Common Stock that may exist pursuant to securities laws, Encumbrances under such Company Stockholder’s Organizational Documents or customary Encumbrances pursuant to the terms of any custody or similar agreement applicable to shares of Company Common Stock held in brokerage accounts that in each case would not reasonably be expected to (x) impair in any material respect the ability of such Company Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or as set forth on Schedule B1, and, (b) except as set forth on Schedule B2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Subject Securities set forth on Schedule A opposite such Company Stockholder’s name. As of the date hereof, such Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite such Company Stockholder’s name, or as set forth on Schedule B3.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Subject Securities Beneficially Owned by such Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which such Company Stockholder is bound which would materially adversely affect such Company Stockholder’s ability to perform its obligations hereunder.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the performance by such

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Company Stockholder of its obligations hereunder except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any filing required under Section 13(d) or Section 16 under the Exchange Act), (2) filings or Consents contemplated by the Merger Agreement, (3) those Consents which have already been obtained or made and (4) any Consents that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to (x) impair in any material respect the ability of such Company Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

5.4 Absence of Litigation. There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, such Company Stockholder that would materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder.

5.5 Ownership of Parent Common Stock. As of the date hereof, such Company Stockholder does not Beneficially Own any shares of Parent Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10.15 and (y) Section 10.16) shall survive termination of this Agreement.

7.  Notice of Certain Events. Each Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of that Company Stockholder under this Agreement and (b) the receipt by that Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8.  No Solicitation.  Each Company Stockholder will not, and will not authorize or permit its controlled Subsidiaries and its and their respective directors, employees and officers to, and will not authorize or permit its Representatives to, and will not announce any intention to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (b) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (c) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in response to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal or (e) resolve, agree or publicly propose to take any of the actions referred to in clauses (a) — (d). Notwithstanding anything in this Agreement to the contrary, the Company Stockholders, directly or indirectly through one or more of their Representatives, may engage in the actions referred to in clauses (a) - (d) of this Section 8 with any Person if the Company is permitted to engage in such actions with such Person pursuant to the provisions of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 6.3 of the Merger Agreement.

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9.  Waiver of Certain Actions.

(a) Each Company Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Company Stockholder may have with respect to the Subject Securities.

(b) Each Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

10.  Miscellaneous.

10.1  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.2  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.2 shall be void and shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

10.3  Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) each Company Stockholder.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4  Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon

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confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

(a) if to Parent or the Merger Subs, to:

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

Attention: Francis Barron

E-mail:  fbarron@cimarex.com

with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower
New York, New York 10036

Attention:  Jeffrey Kochian
E-mail:  jkochian@akingump.com

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St, 44th Floor
Houston, Texas 77002

Attention:  Christine LaFollette
E-mail:  clafollette@akingump.com

(b) if to any of the Company Stockholders, to:

[                                              ]
[                                              ]
[                                              ]
Attention:  [                                              ]
E-mail:  [                                              ]

with a required copy to (which copy shall not constitute notice):

[            ]
[            ]
[            ]
Attention:  [            ]
E-mail:  [            ]

Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

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10.6  Submission to Jurisdiction. The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.7  Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

10.8  No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

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10.10  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.11  Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.

10.12  No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Company Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.

10.13  Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

10.14 Action in Company Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by each Company Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Company Stockholder’s capacity as a director (including “director by deputization”), officer or employee of the Company, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by any Company Stockholder or its designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict such Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

10.15  Documentation and Information. No Company Stockholder shall make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law or legal process (provided that reasonable notice of any such disclosure will be provided to Parent to the extent permitted by applicable Law); provided, that the foregoing shall not apply to any disclosure required to be made by any Company Stockholder to the SEC or other Governmental Entity, including any amendment of any Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public statements made by the Company and Parent pursuant to the terms of the Merger Agreement. Each Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Company Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of such Company Stockholder’s commitments and obligations under this Agreement, and such Company Stockholder acknowledges that Parent may, in Parent’s sole

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discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent shall in any instance where the Company Stockholders or information relating thereto is disclosed, use its reasonable best efforts to provide drafts of such disclosures with sufficient time to enable the Company Stockholders to review and provide comments on such disclosures and Parent shall in good faith consider incorporating any reasonable modifications requested by such Company Stockholder.

10.16  Other Stockholders.   Parent confirms that it is requiring each of the Company Stockholders who have Affiliates or Representatives currently serving on the Company Board (such stockholders, the “Other Stockholders”), contemporaneously herewith, to enter into substantially similar agreements that are each no less favorable to Parent than this Agreement.  In the event any provision in any of such agreements with any of the Other Stockholders (or any amendment thereto or waiver thereof) that results in less stringent obligations upon such Other Stockholder than those imposed upon the Company Stockholders under this Agreement, or otherwise results in more favorable treatment of any such Other Stockholder as compared with the Company Stockholders treatment hereunder, such provision (or amendment thereto or waiver thereof, as applicable) shall be deemed to be incorporated herein, and Parent shall make reasonable best efforts to reasonably promptly inform the Company Stockholders of such fact.

10.17 Other Parties.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of Parent or any Company Stockholder, or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing, shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or the Company Stockholders under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.

10.18  Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, the Company or any other Person any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any of the Subject Securities. All rights, ownership and economic benefits of and relating to, and pecuniary interest in, the Subject Securities shall remain vested in and belong to the applicable Company Stockholder, and neither Parent nor any other Person shall have any power or authority to direct any Company Stockholder in the voting or disposition of any of the Subject Securities, except as otherwise expressly provided in this Agreement. Except as set forth herein, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Subject

Annex C-11

Securities in any manner such Company Stockholder deems appropriate, including in connection with the election of directors.

10.19  Obligation to Update Schedule A. Each Company Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Company Stockholder, such Company Stockholder will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow]

Annex C-12

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

CIMAREX ENERGY CO.

By:
	Name:	Thomas E. Jorden
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO VOTING AGREEMENT

[COMPANY STOCKHOLDER]

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Number of Shares of Company Preferred Stock Beneficially Owned	Number of Shares of Company Preferred Stock Owned of Record
	[•]	[•]	—	—
	[•]	[•]	[•]	[•]
	[•]	[•]	—	—

SCHEDULE A TO VOTING AGREEMENT

SCHEDULE B

B1

[•]

SCHEDULE B TO VOTING AGREEMENT

B2

[•]

SCHEDULE B TO VOTING AGREEMENT

B3

[•]

SCHEDULE B TO VOTING AGREEMENT

Exhibit I

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement, dated as of November 18, 2018 (the “Voting Agreement”) by and between Cimarex Energy Co., a Delaware corporation, and the signatories thereto (collectively, the “Company Stockholders”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a) Acknowledgment. Transferee acknowledges that Transferee is the recipient of a Transfer of Subject Securities of Resolute Energy Corporation , a Delaware corporation, subject to the terms and conditions of the Voting Agreement (the “Transfer Securities”).

(b) Agreement. Transferee (i) agrees that the Transfer Securities shall be bound by and subject to the terms of the Voting Agreement, (ii) hereby adopts the Voting Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the restrictions and obligations applicable to the Company Stockholders and otherwise become a party to the Voting Agreement for all purposes thereunder.

(c) Notice. Any notice required or permitted by the Voting Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this           day of                      ,                   .

TRANSFEREE

By:
Name:
Address:
Email:

ACCEPTED AND ACKNOWLEDGED:

CIMAREX ENERGY CO.

By:
Name:
Title:

ANNEX D
Form of Certificate of Incorporation of Surviving Corporation

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
RESOLUTE ENERGY CORPORATION

ARTICLE I
NAME

The name of the corporation is Resolute Energy Corporation (the “Corporation”).

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The street address of the initial registered office of the Corporation in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, postal code 19808, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

The total number of shares of capital stock that the Corporation shall have authority to issue is 5,062,500 shares, divided into two classes, consisting of (a) 5,000,000 shares of common stock, par value $0.01 per share, and (b) 62,500 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), all of which have been designated as “8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock” (the “Series B Preferred Stock”).  The Series B Preferred Stock shall have the powers, designations, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions set forth on Annex A attached hereto.  The Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

Annex D-1

ARTICLE V
LIMITATION OF DIRECTOR LIABILITY;
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1                                    Limitation of Director Liability.  To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or amendment of this Section 5.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 5.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 5.2                                    Indemnification and Advancement of Expenses.

(a)                                 To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding.  The right to indemnification conferred by this Section 5.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 5.2 or otherwise.  The rights to indemnification and advancement of expenses conferred by this Section 5.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the foregoing provisions of this Section 5.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Annex D-2

(b)                                 The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 5.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)                                  Any repeal or amendment of this Section 5.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 5.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)                                 This Section 5.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation.  The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VII
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any certificate of designations filed pursuant to the DGCL), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
WAIVERS

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

Annex D-3

ANNEX A

RESOLUTE ENERGY CORPORATION

8 1/8% SERIES B CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

1.             General.

(a)           A series of preferred stock, par value $0.0001 per share (the “Preferred Stock”) has been designated as “8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock” par value $0.0001 per share (the “Series B Preferred Stock”), and the authorized number of shares of Series B Preferred Stock shall be 62,500.  Shares of Series B Preferred Stock that are purchased or otherwise acquired by Resolute Energy Corporation  (the “Corporation”), or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series B Preferred Stock.

(b)           The Series B Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; (iv) junior to existing and future indebtedness of the Corporation; (v) and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Corporation’s Subsidiaries and any Capital Stock of the Corporation’s Subsidiaries not held by the Corporation, in each case as provided more fully herein.

2.             Definitions.           As used herein, the following terms shall have the following meanings:

(a)           “Acquisition Termination Redemption Conversion Value” shall mean, with respect to the Acquisition Termination Redemption Date, the product of (i) 33.8616 and (ii) the average of the per share VWAP of Common Stock for each day during a 20 consecutive Trading Day period ending immediately prior to the Acquisition Termination Redemption Date.

(b)           “Acquisition Termination Redemption Date” shall have the meaning specified in Section 8(b).

(c)           “Acquisition Termination Redemption Notice” shall have the meaning specified in Section 8(b).

(d)           “Acquisition Termination Redemption Price” shall have the meaning specified in Section 8(a).

(e)           “Agent Members” shall have the meaning specified in Section 14(a)(ii).

(f)            “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

Annex A - 1

(g)           “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(h)           “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series B Preferred Stock.

(i)            “Certificated Series B Preferred Stock” shall have the meaning specified in Section 14(a)(iii).

(j)            “Close of Business” shall mean 5:00 p.m., New York City time.

(k)           “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization.  In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.  The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(k) for the determination of the Closing Sale Price of the Common Stock.

(l)            “Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Corporation, subject to Section 9(h).

(m)          “Common Stock Price” shall mean $25.68.

(n)           “Conversion Agent” shall have the meaning specified in Section 9(b).

(o)           “Conversion Date” shall have the meaning specified in Section 9(b).

(p)           “Conversion Price” shall mean, at any time, $1,000.00 divided by the Conversion Rate in effect at such time.

(q)           “Conversion Rate” shall have the meaning specified in Section 9(a).

(r)            “Delaware Basin Acquisition” shall mean the transaction contemplated by the Purchase Agreement, pursuant to which Resolute Natural Resources Southwest, LLC would acquire from Firewheel Energy, LLC oil and gas properties located in the Permian Basin near Reeves County, Texas.

Annex A - 2

(s)            “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2017.

(t)            “Dividend Rate” shall mean the rate per annum of 8 1/8% per share of Series B Preferred Stock on the Liquidation Preference.

(u)           “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 and October 1, as the case may be, immediately preceding such Dividend Payment Date.

(v)           “DTC” or “Depository” shall mean The Depository Trust Corporation, or any successor depository.

(w)          “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 9(d), Effective Date shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

(x)           “Event” shall have the meaning specified in Section 6(e).

(y)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)           “Ex-Date,” when used with respect to any issuance, dividend or distribution on Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(aa)         “Expiration Date” shall have the meaning specified in Section 9(d)(v).

(bb)         A “Fundamental Change” shall be deemed to have occurred at any time after the Series B Preferred Stock is originally issued if any of the following occurs:

(i)            the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Corporation, the Corporation’s wholly-owned Subsidiaries and its or their employee benefit plans has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of the Corporation’s common equity;

(ii)           the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof);

Annex A - 3

(B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s wholly-owned Subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a “Fundamental Change” if (x) the holders of all classes of the Corporation’s common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (y) such transaction is effected solely to change the Corporation’s jurisdiction of formation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity;

(iii)          the Corporation’s common stock (or other common stock into which the Series B Preferred Stock is convertible) ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges; or

(iv)          the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (other than in a transaction described in clause (ii) above);

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a “Fundamental Change” if at least 90% of the consideration received or to be received by holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions that would otherwise constitute a “Fundamental Change” consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series B Preferred Stock becomes convertible into such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights).

(cc)         “Fundamental Change Conversion Period” shall have the meaning specified in Section 5(a).

(dd)         “Fundamental Change Notice” shall have the meaning specified in Section 5(d).

(ee)         “Global Series B Preferred Stock” shall have the meaning specified in Section 14(a)(i).

Annex A - 4

(ff)          “Holder” shall mean a holder of record of shares of Series B Preferred Stock.

(gg)         “Initial Conversion Value” shall mean the product of (i) 33.8616 and (ii) the Common Stock Price.

(hh)         “Initial Issue Date” shall mean October 7, 2016, the original date of issuance of the Series B Preferred Stock.

(ii)           “Junior Stock” shall mean (i)  the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(jj)           “Liquidation Preference” shall mean, with respect to each share of Series B Preferred Stock, $1,000.00.

(kk)         “Make-Whole Premium” shall have the meaning specified in Section 5(b)(f).

(ll)           “Mandatory Conversion Date” shall have the meaning specified in Section 10(b).

(mm)      “Notice of Conversion” shall have the meaning specified in Section 9(b).

(nn)         “Offering Memorandum” shall mean the offering memorandum dated October 4, 2016, relating to the offering and sale of the Series B Preferred Stock.

(oo)         “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(pp)         “Officers’ Certificate” shall mean a certificate signed by two Officers.

(qq)         “Open of Business” shall mean 9:00 a.m., New York City time.

(rr)           “Optional Redemption” shall have the meaning specified in Section 8(a).

(ss)          “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(tt)           “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

Annex A - 5

(uu)         “Purchase Agreement” shall mean the Purchase and Sale Agreement, dated as of October 4, 2016, by and among Resolute Natural Resources Southwest, LLC, the Corporation and Firewheel Energy, LLC.

(vv)         “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ww)       “Reference Property” shall have the meaning specified in Section 9(h).

(xx)         “Reorganization Event” shall have the meaning specified in Section 9(h).

(yy)         “Scheduled Free Trade Date” shall have the meaning specified in Section 3(b).

(zz)         “Scheduled Trading Day” shall mean a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading.  If the Common Stock is not so listed or admitted for trading, Scheduled Trading Day shall mean a Business Day.

(aaa)      “SEC” shall mean the Securities and Exchange Commission.

(bbb)      “Securities Act” shall mean the Securities Act of 1933, as amended.

(ccc)       “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(ddd)      “Series B Preferred Stock” shall have the meaning specified in Section 1(a).

(eee)       “Special Rights End Date” shall have the meaning specified in Section 5(a).

(fff)        “Spin-Off” shall have the meaning specified in Section 9(d)(iii).

(ggg)       “Stock Price” shall mean (i) if holders of shares of Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share, or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Effective Date of the Fundamental Change.

(hhh)      “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or

Annex A - 6

trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(iii)          “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.  If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(jjj)         “Transfer Agent” shall mean Continental Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series B Preferred Stock and the Common Stock.  The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(kkk)      “Voting Rights Class” shall have the meaning specified in Section 6(a).

(lll)          “Voting Rights Triggering Event” shall mean a time at which dividends on the Series B Preferred Stock or dividends on any other series of Preferred Stock or preference securities that ranks equally with the Series B Preferred Stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the Initial Issue Date and ending on January 15, 2017).

(mmm)  “VWAP” shall mean the volume-weighted average price, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “REN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day).  The per share VWAP on each such day will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

3.             Dividends.

(a)           Subject to the rights of holders of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cumulative cash dividends at the Dividend Rate.  Dividends on the Series B Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the Initial Issue Date (whether or not (i) in any dividend period or periods any agreements of the Corporation prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Corporation legally available for the payment of such dividends or (iii) the Corporation declares the payment of dividends), and will be paid in cash as provided pursuant to Section 4.  Dividends shall be

Annex A - 7

payable quarterly in arrears on each Dividend Payment Date (commencing on January 15, 2017) to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date.  Dividends payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)           If, at any time during the six-month period beginning on, and including, the date that is six months after the Initial Issue Date, the Corporation fails to timely file any document or report that the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K and any delay permitted under Rule 12b-25 under the Exchange Act), or shares of the Series B Preferred Stock are not otherwise freely tradable by Holders thereof other than the Corporation’s affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B Preferred Stock), the Dividend Rate on the Series B Preferred Stock shall increase by 0.50% per annum from, and including, the later of (i) the date six months after the Initial Issue Date and (ii) the first date on which such failure to file exists or shares of the Series B Preferred Stock are not otherwise freely tradable, as the case may be, until the earlier of (x) the one-year anniversary of the Initial Issue Date (the “Scheduled Free Trade Date”) and (y) the date on which such failure to file has been cured (if applicable) and the Series B Preferred Stock are freely tradable as described above.

(c)           Further, if, and for so long as:

(i)            the restrictive legend on the Series B Preferred Stock described in Section 13(a) has not been removed,

(ii)           the Series B Preferred Stock are assigned a restricted CUSIP number, or

(iii)          the Series B Preferred Stock are not otherwise freely tradable by Holders thereof other than the Corporation’s affiliates (as a result of restrictions pursuant to U.S. securities laws or the terms of the Series B Preferred Stock, in each case, on or after the first day following the Scheduled Free Trade Date, the Dividend Rate on the Series B Preferred Stock shall be increased by 0.50% per annum until such restrictive legends are removed, the Series B Preferred Stock are assigned unrestricted CUSIP numbers and the Series B Preferred Stock are freely tradable as described above.

(d)           Any additional dividends paid pursuant to Section 3(b) or Section 3(c) shall be payable at the times and in the manner provided for the payment of regular dividends in Section 3(a).

(e)           If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

(f)            No dividend shall be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any dividend period unless all accumulated dividends for all preceding dividend periods have been

Annex A - 8

declared and paid upon, or a sufficient sum in cash has been set apart for the payment of such dividends upon, all outstanding shares of Series B Preferred Stock.

(g)           So long as any shares of Series B Preferred Stock remain outstanding, no dividends or other distributions (other than (i) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (ii) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation’s Subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full in cash, or a sum sufficient of cash for the payment thereof is set apart for such dividends upon, the Series B Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition.  The foregoing limitation shall not apply to:

(i)            conversions into or exchanges for (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock and (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

(ii)           payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

(iii)          purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

(iv)          any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(v)           the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

Notwithstanding the foregoing, if full dividends have not been paid on the Series B Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series B Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the shares of Series B Preferred Stock and shares of such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of Series B Preferred Stock and shares of such Parity Stock bear to each other, in proportion to their respective liquidation preferences.

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(h)           Holders of shares of Series B Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

(i)            The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series B Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 9 following such Dividend Record Date.  However, notwithstanding the foregoing, shares of Series B Preferred Stock surrendered for conversion during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Business Day immediately preceding the corresponding Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date; provided that no such payment is required in respect of a mandatory conversion pursuant to Section 10 during such period or if the Special Rights End Date occurs during such period.  Except as provided in Section 9 with respect to a voluntary conversion, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series B Preferred Stock.

(j)            Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

4.             Method of Payment of Dividends.   The Corporation will pay any dividend on the Series B Preferred Stock for a current dividend period or any prior dividend period (including in connection with the payment of declared and unpaid dividends pursuant to Section 5 and Section 10) in cash.  All payments to which a Holder is entitled in connection with a dividend declared on the Series B Preferred Stock will be rounded to the nearest cent.

5.             Special Rights Upon a Fundamental Change.

(a)           A Holder shall have the right, in connection with any Fundamental Change, to convert shares of Series B Preferred Stock in accordance with Section 9 for that number of shares of Common Stock set forth in Section 5(b) at any time during the period (the “Fundamental Change Conversion Period”)beginning at the Open of Business on the Trading Day immediately following the Effective Date of a Fundamental Change and ending at the Close of Business on the 20th Trading Day immediately following such Effective Date (or (x) if earlier, the Mandatory Conversion Date, if applicable, or (y) if later, as extended by Section 5(d)) (such end date, the “Special Rights End Date”), subject to the provisions of this Section 5.

(b)           If a Holder converts shares of its Series B Preferred Stock pursuant to this Section 5 during the Fundamental Change Conversion Period, the Corporation shall deliver to such converting Holder, for each share of Series B Preferred Stock surrendered for conversion, a number of shares of Common Stock equal to the sum of (A) the Conversion Rate and (B) the Make-Whole Premium determined pursuant to Section 5(f), if any. In addition, each Holder that converts shares of its Series B Preferred Stock pursuant to this Section 5, in addition to the number of shares of Common Stock issuable upon conversion pursuant to this Section 5(b) shall, on any

Annex A - 10

conversion date during the Fundamental Change Conversion Period, have the right to receive an amount equal to any accumulated and unpaid dividends on such converted shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

(c)           For any shares of Series B Preferred Stock that are converted pursuant to this Section 5 during the Fundamental Change Conversion Period, subject to the limitations described herein, the Corporation shall have the right to pay the Make-Whole Premium, in its sole discretion, (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) by delivery of any combination of cash and shares of Common Stock.  Except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock, the Corporation will pay the Make-Whole Premium on the Series B Preferred Stock in cash.

(d)           The Corporation shall give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders no later than 15 Business Days prior to the anticipated Effective Date of the Fundamental Change or, if such prior notice is not practicable, no later than two Business Days after such Fundamental Change.  If the Corporation notifies Holders of a Fundamental Change later than the 15th Business Day prior to the actual Effective Date of such Fundamental Change, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 15th Business Day prior to the Effective Date of such Fundamental Change to, but not including, the date of the notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date, if applicable.

(e)           The Fundamental Change Notice shall be given in any manner compliant with the procedures of the Depository in effect at such time to each Holder on the date such notice is given.  The Fundamental Change Notice shall state (i) the anticipated Effective Date of such Fundamental Change; (ii) the Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their conversion right pursuant to this Section 5.

(f)            The number of additional shares of Common Stock, if any, to be added to Conversion Rate per share of Series B Preferred Stock in connection with a Fundamental Change pursuant to Section 5(b) above (the “Make-Whole Premium”) shall be determined by reference to the table below, based on the Effective Date and the Stock Price with respect to such Fundamental Change.

	Stock Price(1)
Effective Date	$25.68	$27.50	$29.53	$32.50	$35.00	$40.00	$44.30	$50.00	$75.00	$100.00
October 7, 2016	5.0792	4.5421	4.0295	3.4123	2.9813	2.3084	1.8714	1.4284	0.4384	0.0904
October 15, 2017	5.0792	4.3857	3.8873	3.2861	2.8699	2.2184	1.7969	1.3724	0.4211	0.0854
October 15, 2018	5.0792	4.1530	3.6672	3.0861	2.6870	2.0684	1.6728	1.2744	0.3904	0.0784
October 15, 2019	5.0792	3.8221	3.3421	2.7784	2.3956	1.8184	1.4560	1.1004	0.3344	0.0644
October 15, 2020	5.0792	3.4293	2.9290	2.3446	1.9613	1.4009	1.0745	0.7804	0.2264	0.0394
October 15, 2021 and thereafter	5.0792	3.1675	2.5904	1.8830	1.3870	0.6309	0.0000	0.0000	0.0000	0.0000

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(1)             The Stock Prices set forth in the table above shall be adjusted as of any date on which the Conversion Rate is adjusted.  The adjusted Stock Prices shall be equal to the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.  The number of additional shares in the table above will be adjusted in the same manner and at the same time as the Conversion Rate as set forth under Section 9.

(g)                                  The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

(i)                                     if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)                                  if the Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate; and

(iii)                               if the Stock Price is less than $25.68 per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate.

(h)                                 Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Sale Prices or the Stock Prices for purposes of determining any Make-Whole Premium in connection with a Fundamental Change, the Board shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Closing Sale Prices or Stock Prices are to be calculated.

6.                                      Voting.  The shares of Series B Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”):

(a)                                 If at any time a Voting Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board.  Upon the election of any such additional directors, the number of directors that comprise the Board shall be increased by such number of additional directors.

(b)                                 The voting rights set forth in Section 6(a) may be exercised at a special meeting of the Corporation’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any

Annex A - 12

Person, such voting rights shall terminate (subject to the reinstatement of such rights upon a subsequent Voting Rights Triggering Event).

(c)                                  At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 6(a), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to onstitute a quorum of such class for the election of directors by such class.  The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.  Any director elected pursuant to the voting rights set forth in this Section 6 may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to Section 6(a) continue.  Any vacancy in respect of any such additional director arising at any time during which such holders’ rights pursuant to Section 6(a) continue (other than prior to the first election immediately following the applicable Voting Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that the filling of each vacancy shall not violate the Amended and Restated Bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.  Directors elected pursuant to the voting rights set forth in Section 6(a) shall be entitled to one vote per director on any matter.

(d)                                 Any director elected pursuant to the voting rights set forth in Section 6(a) shall hold office until the next annual meeting of stockholders; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 6 shall cease and the number of directors comprising the Board shall be reduced accordingly.

(e)                                  So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series B Preferred Stock outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

(i)                                     amend or alter the provisions of the Certificate of Incorporation or this Certificate of Designations so as to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized Capital Stock into shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock;

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(ii)                                  amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations (an “Event”) so as to adversely affect any right, preference, privilege or voting power of the shares of Series B Preferred Stock;

(iii)                               consummate a binding share exchange or reclassification involving the shares of Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (A) shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (B) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that:

(i)                                     any increase in the amount of authorized but unissued shares of Preferred Stock;

(ii)                                  any increase in the authorized or issued shares of Series B Preferred Stock; and

(iii)                               the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect the rights, preferences, privileges or voting powers of Holders and shall not require the affirmative vote or consent of Holders.

(f)                                   If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 6 would affect one or more but not all series of voting Preferred Stock (including the Series B Preferred Stock for this purpose), then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock.

(g)                                  Whether a plurality, majority or other portion of the Series B Preferred Stock andany other voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series B Preferred Stock and such other voting Preferred Stock.

(h)                                 Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series B Preferred Stock to (i) conform the terms of the Series B Preferred Stock to the description thereof in the “Description of Series B Cumulative Perpetual Convertible Preferred Stock” in the Offering Memorandum or (ii) file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”).

Annex A - 14

7.                                      Liquidation Preference.

(a)                                 In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series B Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), the Liquidation Preference per share of Series B Preferred Stock plus an amount equal to all accumulated and unpaid dividends on such shares, whether or not declared, to, but not including the date fixed for liquidation, winding up or dissolution.

(b)                                 Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 7, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 7 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries with or without the approval of the Corporation’s stockholders.

(c)                                  After the payment to the Holders of the shares of Series B Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)                                 In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 7, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 7, in any distribution of the assets of the Corporation.

8.                                      Acquisition Termination Redemption.

(a)                                 No sinking fund is provided for the Series B Preferred Stock.  If the Purchase Agreement is terminated (other than by consummation of the Delaware Basin Acquisition), the Corporation shall have the right, at its option, to redeem (an “Optional Redemption”) all, but not less than all, of the shares of Series B Preferred Stock outstanding at the time of such redemption, on an Acquisition Termination Redemption Date to occur on or prior to April 1, 2017, at a redemption price equal to the sum of (i) $1,010.00, (ii) accumulated and unpaid dividends to, but not including, the Acquisition Termination Redemption Date and (iii) 90% of the excess, if any, of the Acquisition Termination Redemption Conversion Value over the Initial Conversion Value (unless the Acquisition Termination Redemption Date falls after a regular Dividend Record Date but on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay the full amount of accumulated and unpaid dividends to the applicable

Annex A - 15

Holders as of the Close of Business on such Dividend Record Date and the Acquisition Termination Redemption Price shall not include any such accumulated and unpaid dividends) (the “Acquisition Termination Redemption Price”).  The Acquisition Termination Redemption Price shall be paid by the Corporation in cash to each Holder.  For the avoidance of doubt, the Series B Preferred Stock are not redeemable pursuant to this Section 8 after April 1, 2017.

(b)                                 In case the Corporation exercises its Optional Redemption right to redeem all of the Series B Preferred Stock pursuant to Section 8(a), it shall fix a date, which must be a Business Day, for redemption (an “Acquisition Termination Redemption Date”), and the Corporation shall deliver to each Holder so to be redeemed a notice of such Optional Redemption (an “Acquisition Termination Redemption Notice”) not less than 40 nor more than 60 calendar days prior to the Acquisition Termination Redemption Date in any manner compliant with the procedures of the Depository in effect at such time.

(c)                                  The Acquisition Termination Redemption Notice, if sent in any manner compliant with the procedures of the Depository in effect at such time, shall be conclusively presumed to have been duly given, whether or not the Holder of any Series B Preferred Stock receives such notice. In any case, failure to give such Acquisition Termination Redemption Notice in a manner compliant with the procedures of the Depository in effect at such time or any defect in the Acquisition Termination Redemption Notice to the Holder of any shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.

(d)                                 Each Acquisition Termination Redemption Notice shall specify, among other things:

(i)                                     the Acquisition Termination Redemption Date;

(ii)                                  the Acquisition Termination Redemption Price (or manner of calculation if not then known);

(iii)                               that on the Acquisition Termination Redemption Date, the Acquisition Termination Redemption Price will become due and payable upon each such share of Series B Preferred Stock, and that dividends thereon, if any, shall cease to accumulate on and after said date;

(iv)                              that Holders of the Series B Preferred Stock may surrender their Series B Preferred Stock for conversion at any time prior to the Close of Business on the Business Day immediately preceding the Acquisition Termination Redemption Date;

(v)                                 the Conversion Rate as of the date of such notice; and

(vi)                              the CUSIP, ISIN or other similar numbers, if any, assigned to such Series B Preferred Stock and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Series B Preferred Stock.

(e)                                  So long as any shares of Series B Preferred Stock remain outstanding, from and after the Acquisition Termination Redemption Date unless the Acquisition Termination

Annex A - 16

Redemption Price has been paid in full for all shares of Series B Preferred Stock on the Acquisition Termination Redemption Date, no dividends or other distributions (other than (i) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (ii) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation’s Subsidiaries, unless the Acquisition Termination Redemption Price has been paid in full upon, or a sum sufficient for the payment thereof is set apart for such payment upon, the Series B Preferred Stock and any dividends on all Parity Stock for all dividend payment periods ending on or prior to the Acquisition Termination Redemption Date have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Parity Stock.  The foregoing limitation shall not apply to:

(i)                                     conversions into or exchanges for (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock and (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

(ii)                                  payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

(iii)                               purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

(iv)                              any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(v)                                 the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

9.                                      Conversion.

(a)                                 Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, any or all of such Holder’s shares of Series B Preferred Stock at an initial conversion rate of 33.8616 shares of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in this Section 9, (the “Conversion Rate”), per share of Series B Preferred Stock.  Upon conversion of any share of Series B Preferred Stock, the Corporation shall deliver to the converting Holder, in respect of each share of Series B Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate on the third Business Day immediately following the relevant Conversion Date.

Annex A - 17

(b)                                 Before any Holder shall be entitled to convert a share of Series B Preferred Stock as set forth in Section 9(a), such Holder shall (i) in the event such Holder holds a beneficial interest in Global Series B Preferred Stock, comply with the procedures of the Depository in effect at the time of conversion for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (ii) in the event such Holder holds Certificated Series B Preferred Stock, (1) complete and manually sign the conversion notice on the back of such share of Certificated Series B Preferred Stock (or a facsimile thereof), stating the number of shares of Series B Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered (a “Notice of Conversion”), a form of which is attached hereto as Exhibit B, and deliver such Notice of Conversion, which is irrevocable, to the Transfer Agent, in its capacity as the conversion agent (or such other agent designated by the Corporation) (the “Conversion Agent”), (2) surrender such shares of Certificated Series B Preferred Stock to the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (5) if required, pay all transfer or similar taxes, if any, as set forth more fully herein.  The Conversion Agent shall notify the Corporation of any conversion pursuant to this Section 9 on the Conversion Date for such conversion.  The date on which a Holder complies with the procedures in this Section 9(b) is the “Conversion Date.”  If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series B Preferred Stock shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(c)                                  Immediately prior to the Close of Business on the Conversion Date with respect to a conversion, conversion of the shares of Series B Preferred Stock surrendered for conversion shall be deemed to have been effected, and, as of the Close of Business on the Conversion Date, the converting Holder of such shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the date of any conversion, all rights with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted; and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d)                                 The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)                                     If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, the Conversion Rate shall be adjusted based on the following formula:

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where,

CR0 =             the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

CR1 =             the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

OS0 =               the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and

OS1 =               the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 9(d)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be.  If any dividend, distribution, share subdivision or share combination of the type described in this Section 9(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)                                  If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and

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including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	= the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	= the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	= the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y

=    the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 9(d)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution.  To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Rate shall be decreased, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.  If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 9(d)(ii), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day

Annex A - 20

immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)                               If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 9(d)(i) or Section 9(d)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series B Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 9(d)(iv), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 9(h) and (D) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 9(d)(iii) shall apply, then the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=

the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=

the fair market value as of the Record Date for such distribution (as determined by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

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Any increase made under the portion of this Section 9(d)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution.  If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series B Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 9(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=

the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

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MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 9(d)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)                              If any cash dividend or distribution is made to all or substantially all holders of Common Stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding up of the Corporation and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0	=

the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

Any adjustment made under this Section 9(d)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution.  If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend or distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.  Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), of if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series B

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Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v)                                 If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=

the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

CR1	=

the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any increase made under this Section 9(d)(v) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading

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Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 9(d)(v) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)                              All calculations and other determinations under this Section 9(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.  Notwithstanding anything herein to the contrary, no adjustment under this Section 9(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series B Preferred Stock, (C) upon the occurrence of a Fundamental Change and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 10.  No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.  The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vii)                           In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 9(d), and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Corporation, from time to time, may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that such increase would be in the Corporation’s best interest.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)                        Notwithstanding the foregoing in this Section 9(d) and for the avoidance of doubt, the Conversion Rate shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or

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interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 9 (d)(i) through Section 9(d)(v); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 9(d)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 9(d)(v); and (H) accumulated and unpaid dividends or distributions, except as provided in Section 5 and Section 10.  Except as described in this Section 9, we will not adjust the conversion rate.

(e)                                  Notwithstanding Section 9(d)(ii) and Section 9(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series B Preferred Stock remain outstanding (including the rights plan adopted by the Corporation in May 2016), Holders will receive, upon conversion of shares of Series B Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan.  If, prior to any conversion of shares of Series B Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 9(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.  Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series B Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 9(d)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(f)                                   The Corporation may also (but is not required to) increase each Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Rate.

(g)                                  Upon any increase in the Conversion Rate, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable

Annex A - 26

detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Rate then in effect following such adjustment.

(h)                                 In the case of:

(i)                                     any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii)                                  any consolidation, merger or other combination involving the Corporation,

(iii)                               any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)                              any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series B Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series B Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”).  The Corporation shall amend its Certificate of Incorporation to effect this change, if applicable. In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series B Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election).  The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 9(h).  Notwithstanding Section 9(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series B Preferred Stock.

The Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 9.  The provisions of this Section 9(h) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 9(h) shall affect the right of a Holder to convert its Series B Preferred Stock into shares of Common Stock as set forth in Section 9(a) prior to the effective time of such Reorganization Event.

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In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(i)                                     The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series B Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series B Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a Fundamental Change Conversion Period), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.

(j)                                    A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series B Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series B Preferred Stock in a name other than that of the converting Holder.  The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder’s shares of Series B Preferred Stock.  Notwithstanding the foregoing, upon surrender of a share of Series B Preferred Stock for conversion, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Common Stock or sale proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered) with respect to such Holder or its successors and assigns the amount required to be deducted and withheld under applicable law.

10.                               Mandatory Conversion.

(a)                                 At any time on or after October 15, 2021, the Corporation shall have the right, at its option, to elect to cause all, and not part, of the outstanding shares of Series B Preferred Stock to be automatically converted into that number of shares of Common Stock for each share of Series B Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date.  The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 10 only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 10(b).

(b)                                 To exercise the mandatory conversion right described in Section 10(a), the Corporation must issue a press release giving notice of such mandatory conversion for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by the Corporation) prior to the Open of Business on the first Trading Day immediately following any date on which the condition described in

Annex A - 28

Section 10(a) is met, announcing such a mandatory conversion.  The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Corporation issues the press release described in this Section 10(b).  In addition to any information required by applicable law or regulation, such press release and notice of a mandatory conversion shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and (iii) that dividends on the Series B Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.

(c)                                  On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series B Preferred Stock called for a mandatory conversion pursuant to this Section 10 and all rights of Holders shall terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof and, if applicable, a dividend on a Dividend Payment Date as provided in the following sentence.  The full amount of any dividend payment with respect to the Series B Preferred Stock called for a mandatory conversion pursuant to this Section 10 on a date during the period beginning at the Close of Business on any Dividend Record Date and ending at the Close of Business on the corresponding Dividend Payment Date shall be payable when, as and if declared by the Board, out of funds legally available for payment, on such Dividend Payment Date to the record holder of such share at the Close of Business on such Dividend Record Date if such share has been mandatorily converted after such Dividend Record Date and prior to such Dividend Payment Date.  Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to this Section 10, no payment or adjustment shall be made upon conversion of Series B Preferred Stock for accumulated and unpaid dividends (whether or not declared).

(d)                                 The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 10 unless, prior to giving the mandatory conversion notice, all accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared) for dividend periods ended prior to the date of such mandatory conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sum sufficient in cash for payment of such dividends shall have been set aside for payment on or prior to the Mandatory Conversion Date.

11.                               No Fractional Shares.                      No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be delivered upon redemption or conversion of the Series B Preferred Stock, whether voluntary or mandatory.  Instead, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered.

12.                               Rule 144A Information.            At any time the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, so long as any shares of the Series B Preferred Stock or any shares of Common Stock issuable upon conversion of the Series B Preferred Stock will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to Continental Stock Transfer & Trust Company, as Transfer Agent, and, upon written request, provide to any holder, beneficial owner or prospective purchaser of such shares of Series B Preferred Stock or shares of Common Stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such shares of Series B Preferred Stock or shares of Common Stock pursuant to Rule 144A under the

Annex A - 29

Securities Act. The Corporation will take such further action as any Holder or beneficial owner of such shares of Series B Preferred Stock may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such shares of Series B Preferred Stock or shares of Common Stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

13.                               Transfer Restrictions.

(a)                                 Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year after the last date of original issuance of the Series B Preferred Stock or such other period of time as permitted by Rule 144 or any successor provision thereto and (2) such later date, if any, as may be required by applicable law, any certificate evidencing the Series B Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock of the Corporation, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 13(c), if applicable) shall bear a legend in substantially the following form (unless such shares of Series B Preferred Stock have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Corporation in writing with written notice thereof to the Transfer Agent):

THIS SERIES B CONVERTIBLE PREFERRED STOCK AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NONE OF THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, IF ANY, AND ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION OF THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR OF A BENEFICIAL INTEREST THEREIN, THE ACQUIRER:

1.              REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.              AGREES FOR THE BENEFIT OF RESOLUTE ENERGY CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR ANY BENEFICIAL INTEREST THEREIN PRIOR

Annex A - 30

TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE SERIES B CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)       TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)       PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)       TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)       PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THE CONVERTIBLE PREFERRED STOCK EVIDENCED HEREBY OR A BENEFICIAL INTEREST THEREIN.

(b)                                 Any share of Series B Preferred Stock (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such share of Series B Preferred Stock for exchange to the Transfer Agent, be exchanged for a new share or shares of Series B Preferred Stock, of like aggregate number of shares of Series B Preferred Stock, which shall not bear the restrictive legend required by Section 15(a) and shall not be assigned a restricted CUSIP number. The Corporation shall promptly notify the Transfer Agent upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock has been declared effective under the Securities Act.

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(c)                                  Until the Resale Restriction Termination Date, any stock certificate representing Common Stock of the Corporation issued upon conversion of the Series B Preferred Stock shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of shares of the Series B Preferred Stock that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the corporation with written notice thereof to the Transfer Agent):

THIS COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION OF THE COMMON STOCK EVIDENCED HEREBY OR OF A BENEFICIAL INTEREST THEREIN, THE ACQUIRER:

1.              REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.              AGREES FOR THE BENEFIT OF RESOLUTE ENERGY CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE COMMON STOCK OR ANY BENEFICIAL INTEREST THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE SERIES B CONVERTIBLE PREFERRED STOCK OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)       TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)       PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)       TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

Annex A - 32

(D)       PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THE COMMON STOCK EVIDENCED HEREBY OR A BENEFICIAL INTEREST THEREIN.

(d)                                 Any shares of the Corporation’s Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of the Corporation’s Common Stock, which shall not bear the restrictive legend required by Section 13(c).

(e)                                  The Corporation shall not, and the Corporation shall use its commercially reasonable best efforts to cause any of its “affiliates” (as defined in Rule 144) not to, resell any shares of the Series B Preferred Stock that would, following such resale, constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(f)                                   The Series B Preferred Stock shall initially be issued with a restricted CUSIP number.

14.                               Certificates.

(a)                                 Form and Dating.  The Series B Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations.  The Series B Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation.  Each Series B Preferred Stock certificate shall be dated the date of its authentication.

Annex A - 33

(i)                                     Global Series B Preferred Stock.  The Series B Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Series B Preferred Stock”), which shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided.  The number of shares of Series B Preferred Stock represented by Global Series B Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii)                                  Book-Entry Provisions.  In the event Global Series B Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series B Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series B Preferred Stock, or other nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or, pursuant to DTC’s instructions, held by the Transfer Agent as custodian for DTC.  Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Series B Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series B Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series B Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series B Preferred Stock.

(iii)                               Certificated Series B Preferred Stock.  Except as provided in this Section 14(a) or in Section 14(c), owners of beneficial interests in Global Series B Preferred Stock will not be entitled to receive physical delivery of Series B Preferred Stock in fully registered certificated form (“Certificated Series B Preferred Stock”).

(b)                                 Execution and Authentication.  The (i) Chairman of the Board, Chief Executive Officer, President or a Vice President and (ii) either the Treasurer or an Assistant Treasurer of the Corporation, or the Secretary or Assistant Secretary of the Corporation, shall sign each Series B Preferred Stock certificate for the Corporation by manual or facsimile signature, and such certificates may bear the seal of the Corporation or a facsimile thereof.

If any person who has signed or whose facsimile signature has been placed upon a Series B Preferred Stock certificate on behalf of the Corporation shall have ceased to be Chairman of the Board or shall have ceased to be an Officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

Annex A - 34

A Series B Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series B Preferred Stock certificate.  The signature shall be conclusive evidence that the Series B Preferred Stock certificate has been authenticated in accordance with this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to 62,500 shares of Series B Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation.  Such order shall specify the number of shares of Series B Preferred Stock to be authenticated and the date on which the original issue of the Series B Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series B Preferred Stock.  Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series B Preferred Stock whenever the Transfer Agent may do so.  Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent.  An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)                                  Transfer and Exchange.

(i)                                     Transfer and Exchange of Certificated Series B Preferred Stock.  When Certificated Series B Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series B Preferred Stock or to exchange such Certificated Series B Preferred Stock for an equal number of shares of Certificated Series B Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Series B Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

(ii)                                  Restrictions on Transfer of Certificated Series B Preferred Stock for a Beneficial Interest in Global Series B Preferred Stock.  Certificated Series B Preferred Stock may not be exchanged for a beneficial interest in Global Series B Preferred Stock except upon satisfaction of the requirements set forth below.  Upon receipt by the Transfer Agent of Certificated Series B Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series B Preferred Stock to reflect an increase in the number of shares of Series B Preferred Stock represented by the Global Series B Preferred Stock, then the Transfer Agent shall cancel such Certificated Series B Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series B Preferred Stock represented by the Global Series B Preferred Stock to be increased accordingly.  If no Global Series B Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent

Annex A - 35

shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series B Preferred Stock representing the appropriate number of shares.

(iii)                               Transfer and Exchange of Global Series B Preferred Stock.  The transfer and exchange of Global Series B Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)                              Transfer of a Beneficial Interest in Global Series B Preferred Stock for Certificated Series B Preferred Stock.

(A)                               If at any time: (1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series B Preferred Stock and a successor depository for the Global Series B Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or (2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series B Preferred Stock is not appointed by the Corporation within 90 days, then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Series B Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Series B Preferred Stock equal to the number of shares of Series B Preferred Stock represented by the Global Series B Preferred Stock, in exchange for such Global Series B Preferred Stock.  Subject to the foregoing, the beneficial interests in a Global Series B Preferred Stock shall not be exchangeable for Certificated Series b Preferred Stock.

(B)                               Certificated Series B Preferred Stock issued in exchange for a beneficial interest in a Global Series B Preferred Stock pursuant to this Section 14(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent.  The Transfer Agent shall deliver such Certificated Series B Preferred Stock to the Persons in whose names such Series B Preferred Stock are so registered in accordance with the instructions of DTC.

(v)                                 Restrictions on Transfer of Global Series B Preferred Stock.  Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 14(c)(iv)), Global Series B Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)                              Cancellation or Adjustment of Global Series B Preferred Stock.  At such time as all beneficial interests in Global Series B Preferred Stock have either been

Annex A - 36

exchanged for Certificated Series B Preferred Stock, converted or canceled, such Global Series B Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent.  At any time prior to such cancellation, if any beneficial interest in Global Series B Preferred Stock is exchanged for Certificated Series B Preferred Stock, converted or canceled, the number of shares of Series B Preferred Stock represented by such Global Series B Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series B Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)                           Obligations with Respect to Transfers and Exchanges of Series B Preferred Stock.

(A)                               To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series B Preferred Stock and Global Series B Preferred Stock as required pursuant to the provisions of this Section 14(c).

(B)                               All Certificated Series B Preferred Stock and Global Series B Preferred Stock issued upon any registration of transfer or exchange of Certificated Series B Preferred Stock or Global Series B Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Series B Preferred Stock or Global Series B Preferred Stock surrendered upon such registration of transfer or exchange.

(C)                               Prior to due presentment for registration or transfer of any shares of Series B Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series B Preferred Stock are registered as the absolute owner of such Series B Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D)                               No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series B Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.  However, except as otherwise set forth herein, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series B Preferred Stock certificates or Common Stock certificates.

(viii)                        No Obligation of the Transfer Agent.

(A)                               The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series B Preferred Stock, any Agent Member or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series B Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series B Preferred Stock.  All

Annex A - 37

notices and communications to be given to the Holders and all payments to be made to such Holders under this Certificate of Designations shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series B Preferred Stock).  The rights of beneficial owners in any Global Series B Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

(B)                               The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series B Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series B Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)                                 Replacement Certificates.  If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e)                                  Temporary Certificates.  Until definitive Series B Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Series B Preferred Stock certificates.  Any temporary Series B Preferred Stock certificates shall be substantially in the form of definitive Series B Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series B Preferred Stock certificates.  Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series B Preferred Stock certificates and deliver them in exchange for temporary Series B Preferred Stock certificates.

(f)                                   Cancellation.  In the event the Corporation shall purchase or otherwise acquire Certificated Series B Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)                                     At such time as all beneficial interests in Global Series B Preferred Stock have either been exchanged for Certificated Series B Preferred Stock, converted, repurchased or canceled, such Global Series B Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

Annex A - 38

(ii)                                  The Transfer Agent and no one else shall cancel and destroy all Series B Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series B Preferred Stock certificates to the Corporation.  The Corporation may not issue new Series B Preferred Stock certificates to replace Series B Preferred Stock certificates to the extent they evidence Series B Preferred Stock which the Corporation has purchased or otherwise acquired.

15.                               Other Provisions.

(a)                                 With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)                                 Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares of Series B Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series B Preferred Stock must be in compliance with the terms hereof.

(c)                                  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for Global Series B Preferred Stock, to the Depository in accordance with its procedures.

(d)                                 Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e)                                  Holders of shares of Series B Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

Annex A - 39

EXHIBIT A

FORM OF CERTIFICATED SERIES B PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[INSERT 144A LEGEND]

[THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 14 OF THE CERTIFICATE OF DESIGNATIONS AND (2) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SERIES B PREFERRED STOCK IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

(1)  Insert if a global security.

Annex A - 40

Certificate Number [ ]	Number of Shares of

Series B Preferred Stock [      ]

CUSIP No.: 76116A 405
ISIN No.: US76116A4058

8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock
of
RESOLUTE ENERGY CORPORATION

RESOLUTE ENERGY CORPORATION, a Delaware corporation (the “Corporation”) hereby certifies that [                    ] (the “Holder”) is the registered owner of [          ] fully paid and non-assessable shares of preferred stock, par value $0.0001 per share, of the Corporation, designated as the 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”).  The shares of Series B Preferred Stock are transferrable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are as specified in, and the shares of the Series B Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated October 7, 2016, as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given to them in the Certificate of Designations.  The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series B Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [     ] day of [                    ], 20[  ].

RESOLUTE ENERGY CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Annex A - 41

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series B Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Authorized Signatory

Annex A - 42

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.  Requests may be made to:

Resolute Energy Corporation
1700 Lincoln Street

Suite 3700

Denver, Colorado 80203

Attention: Senior Vice President-General Counsel and Secretary

Annex A - 43

ASSIGNMENT

To assign this Series B Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series B Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this certificate)

Signature Guarantee:(2)

(2)  Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex A - 44

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 8 1/8% Series B Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”) of Resolute Energy Corporation (the “Corporation”), represented by stock certificate No(s) [     ] (the “Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series B Preferred Stock (the “Certificate of Designations”).  The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.  A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series B Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered:(3)

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

(3)  The Corporation is not required to issue shares of Common Stock until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b), if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled.

Annex A - 45